UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A

REGULATION A OFFERING STATEMENT

UNDER THE SECURITIES ACT OF 1933

Hathaway Activated

Carbon, Inc.

Corporate:

Hathaway Activated Carbon, Inc.

PO Box 356, 45 Franks Road

Leoma, Tennessee 38468

(931) 231-5450

Best Efforts Offering of 200,000 - 7% Convertible Preferred Stock Shares
Offering Price per 7% Convertible Preferred Stock Share: $100.00 (USD)
Minimum Offering: 20,000 - 7% Convertible Preferred Stock Shares

DIVIDEND POLICY: Dividends on this 7% Convertible Preferred Stock will be payable on a cumulative basis, when and if declared by the Company’s Board of Directors, or an authorized committee of the Board of Directors, at an annual rate of 7.00% on the stated value of $100.00 per share. Interest is calculated and accrues daily.

The proposed sale will begin as soon as practicable after this Offering Circular has been qualified by the Securities and Exchange Commission. A maximum of 200,000 - 7% Convertible Preferred Stock Shares are being offered to the public at $100.00 per 7% Convertible Preferred Stock Unit. The minimum number of 7% Convertible Preferred Stock Shares that must be sold prior to the Company having access to the Investment Proceeds is TWENTY THOUSAND Shares of 7% Convertible Preferred Stock Shares. A maximum of $20,000,000.00 will be received from the Offering. No Securities are being offered by any selling shareholders. The Company will receive all proceeds from the sale of Securities less any sales commission or finder’s fee of up to 5% of the Offering.

The Offering will commence promptly after the date of this Offering Circular and will close (terminate) upon the earlier of (1) the sale of 200,000 - 7% Convertible Preferred Stock Shares, (2) One Year from the date of Qualification of this Offering by the United States Securities and Exchange Commission, or (3) a date prior to the date of the one year anniversary of the Qualification of this Offering by the United States Securities and Exchange Commission as so determined by the Company’s Management (the “Offering Period”).

DATED: June 1st, 2017

THE COMPANY SHALL MAKE ARRANGEMENTS TO PLACE FUNDS RAISED IN THIS OFFERING IN AN ESCROW, TRUST OR SIMILAR ACCOUNT UNTIL THE MINIMUM OFFERING AMOUNT IS REACHED.  UPON REACHING THE MINIMUM OFFERING AMOUNT, THE COMPANY SHALL GAIN ACCESS TO ALL FUNDS INVESTED IN THE COMPANY THROUGH THIS OFFERING.  THE COMPANY HAS THE RIGHT TO TERMINATE THIS OFFERING OF SECURITIES AT ANY TIME, REGARDLESS OF THE NUMBER OF SECURITIES THAT HAVE SOLD. IF THE OFFERING TERMINATES BEFORE THE OFFERING MINIMUM IS ACHIEVED, OR IF ANY PROSPECTIVE INVESTOR’S SUBSCRIPTION IS REJECTED, ALL FUNDS RECEIVED FROM SUCH INVESTORS WILL BE RETURNED WITHOUT INTEREST OR DEDUCTION.  ANY INVESTOR WHO PURCHASES SECURITIES IN THIS OFFERING WILL HAVE NO ASSURANCE THAT OTHER INVESTORS WILL INVEST IN THIS OFFERING. ACCORDINGLY, IF THE COMPANY SHOULD FILE FOR BANKRUPTCY PROTECTION OR A PETITION FOR INSOLVENCY BANKRUPTCY IS FILED BY CREDITORS AGAINST THE COMPANY, INVESTOR FUNDS MAY BECOME PART OF THE BANKRUPTCY ESTATE AND ADMINISTERED ACCORDING TO THE BANKRUPTCY LAWS.

THERE IS AT THIS TIME, NO PUBLIC MARKET FOR THE SECURITIES.  HOWEVER, THE OFFERING HAS BEEN REGISTERED WITH THE STATE OF NEW YORK IN ORDER TO POSITION COMPANY SECURITIES FOR A POSSIBLE INITIAL PUBLIC OFFERING AT SOME POINT IN THE FUTURE.

THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SECURITIES AND EXCHANGE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES BEING OFFERED ARE EXEMPT FROM REGISTRATION.  THE SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE.

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THESE LAWS. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE REGULATORY AUTHORITY NOR HAS THE COMMISSION OR ANY STATE REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

ITEM 2: DISTRIBUTION & SPREAD

	Number of Securities Offered	Offering Price	Selling Commissions	Proceeds To Company
Per Security	----	$100.00	$5.00	$95.00

Total Minimum	20,000	$100.00	$100,000.00	$1,900,000.00

Total Maximum	200,000	$20,000,000.00	$1,000,000.00	$19,000,000.00

Figure 1: Distribution & Spread

1)	The Company is offering a maximum of 200,000 - 7% Convertible Preferred Stock Shares at the price indicated
2)
Additional Fees for Legal Review and Opinion(s), Accounting Costs, and costs related to the drafting of this Registration Statement and Professional Services Fees should not exceed $100,000 USD. Any costs above $100,000 will be paid by the Executives of the Company.

3)
The Shares will be offered on a “Best-Efforts” basis by the Company’s Officers, Directors and Employees, and may be offered through Broker-Dealers who are registered with the Financial Industry Regulatory Authority (“FINRA”), or through other independent referral sources. As of the date of this Offering Circular, no selling agreements had been entered into by the Company with any Broker-Dealer firms. Selling commissions may be paid to Broker-Dealers who are members of FINRA with respect to sales of Shares made by them and compensation may be paid to consultants in connection with the Offering of Shares. The Company may also pay incentive compensation to Registered Broker-Dealers in the form of Common Stock or Stock Options with the Company. The Company will indemnify participating Broker-Dealers with respect to disclosures made in the Offering Circular.

4)
The Shares are being Offered pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended, for Tier I Offerings. The Shares will only be issued to Investors who satisfy the requirements set forth in Regulation A.

THIS OFFERING CIRCULAR CONTAINS ALL OF THE REPRESENTATIONS BY THE COMPANY CONCERNING THIS OFFERING, AND NO PERSON SHALL MAKE DIFFERENT OR BROADER STATEMENTS THAN THOSE CONTAINED HEREIN. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING CIRCULAR.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR SELLING LITERATURE. THESE SECURITIES ARE OFFERED UNDER AN EXEMPTION FROM REGISTRATION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THESE SECURITIES ARE EXEMPT FROM REGISTRATION.

INVESTMENT IN AN EMERGING GROWTH COMPANY INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT.  IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSURER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER MADE BY THIS OFFERING CIRCULAR, NOR HAS ANY PERSON BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON. THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICIATION WOULD BE UNLAWFUL OR ANY PERSON TO WHO IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICIATION. NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE AS HAS BEEN NO CHANGE IN THE AFFAIRS OF OUR COMPANY SINCE THE DATE HEREOF.

THIS OFFERING CIRCULAR MAY NOT BE REPRODUCED IN WHOLE OR IN PART. THE USE OF THIS OFFERING CIRCULAR FOR ANY PURPOSE OHER THAN AN INVESTMENT IN SECURITIES DESCRIBED HEREIN IS NOT AUTHORIZED AND IS PROHIBITED.

THIS OFFERING IS SUBJECT TO WITHDRAWAL OR CANCELLATION BY THE COMPANY AT ANY TIME AND WITHOUT NOTICE.  THE COMPANY RESERVES THE RIGHT IN ITS SOLE DISCRETION TO REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART NOTWITHSTANDING TENDER OF PAYMENT OR TO ALLOT TO ANY PROSPECTIVE INVESTOR LESS THAN THE NUMBER OF SECURITIES SUBSCRIBED FOR BY SUCH INVESTOR.

THE OFFERING PRICE OF THE SECURITIES IN WHICH THIS OFFERING CIRCULAR RELATES HAS BEEN DETERMINED BY THE COMPANY AND DOES NOT NECESSARILY BEAR ANY SPECIFIC RELATION TO THE ASSETS, BOOK VALUE OR POTENTIAL EARNINGS OF THE COMPANY OR ANY OTHER RECOGNIZED CRITERIA OF VALUE.

NASAA UNIFORM LEGEND:

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY THE FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.  THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

FOR ALL RESIDENTS OF ALL STATES:

THE SHARES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF CERTAIN STATES AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THE INTERESTS ARE SUBJECT IN VARIOUS STATES TO RESTRICTION ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SAID ACT AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

ITEM 3.  SUMMARY INFORMATION, RISK FACTORS AND DILUTION

Investing in the Company’s Securities is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, including those listed in this Securities Offering.

Emerging Growth Company Status

The Company is an “emerging growth company” as defined in the Jumpstart our Business Startups Act (“JOBS Act”). For as long as the Company is an emerging growth company, the Company may take advantage of specified exemptions from reporting and other regulatory requirements that are otherwise applicable generally to other public companies. These exemptions include:

An exemption from providing an auditor’s attestation report on management’s assessment of the effectiveness of the Company’s systems of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

An exemption from compliance with any new requirements adopted by the Public Accounting Oversight Board (“PCAOB”), requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

An exemption from compliance with any other new auditing standards adopted by the PCAOB after April 5th, 2012, unless the United States Securities and Exchange Commission (“SEC”) determines otherwise; and

Reduced disclosure of executive compensation.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This permits an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, the Company has chosen to “opt out” of such extended transition period and, as a result, the Company will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. The Company’s decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

The Company will cease to be an “emerging growth company” upon the earlies of (i) when the Company has $1.0 Billion or more in annual revenues, (ii) when the Company has at least $700 Million in market value of the Company’s Common Units held by non-affiliates, (iii) when the Company issues more than $1.0 Billion of non-convertible debt over a three-year period, or (iv) the last day of the fiscal year following the fifth anniversary of the Company’s Initial Public Offering.

The Company is an Emerging Growth Company with all Risks Associated with an Emerging Growth Company

Hathaway Activated Carbon, Inc. commenced operations in October of 2016 as a Delaware Stock Corporation. Accordingly, the Company has only a limited history upon which an evaluation of its prospects and future performance can be made. The Company’s proposed operations are subject to all business risks associated with new enterprises. The likelihood of the Company’s success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the expansion of a business, operation in a competitive industry, and the continued development of advertising, promotions and a corresponding customer base. There is a possibility that the Company could sustain losses in the future. There can be no assurances that Hathaway Activated Carbon, Inc. will operate profitably.

Clean Coal Technology Company Investment Industry Risks

Clean Coal Technology Industry investments are subject to varying degrees of risk. The yields available from equity investments in Clean Coal Technology Companies depends on the amount of income earned and capital appreciation generated by the company as well as the expenses incurred in connection therewith. If any of the Company’s products or services does not generate income sufficient to meet operating expenses, the Company’s Common Stock value could adversely be affected.

Income from, and the value of, the Company’s products and services may be adversely affected by the general economic climate, the Clean Coal Technology market conditions such as oversupply of related products and services, or a reduction in demand for Clean Coal Technology products and services in the areas in which the Company’s products and services are located, competition from other Clean Coal Technology products and services suppliers, and the Company’s ability to provide adequate Clean Coal Technology products and services. Revenues from the Company’s products and services are also affected by such factors such as the costs of production and general regional and national market conditions.

Because Clean Coal Technology Industry investments are relatively illiquid, the Company’s ability to vary its Clean Coal Technology products and services portfolio promptly in response to economic or other conditions is limited. The relative illiquidity of its holdings could impede the Company’s ability to respond to adverse changes in the performance of its assets. No assurance can be given that the fair market value of the assets acquired by the Company will not decrease in the future. Investors have no right to withdrawal their equity commitment or require the Company to repurchase their respective Common Stock or Preferred Stock interests and the transferability of the Common Stock or Preferred Stock Shares is limited. Accordingly, investors should be prepared to hold their investment interest until the Company is dissolved and its assets are liquidated.

The Company May Experience Delays in Resolving Unexpected Technical Issues Arising in Completing Development and Implementation of Its Technology, such Delays May Increase Development Costs and Postpone Anticipated Sales and Revenues

The Company is planning to acquire a “proven technology”. The Company have to solve technical, manufacturing and/or equipment-related issues. Some of these issuers are ones that the Company cannot anticipate because the technology the Company is acquiring, refining and implementing is not in mass commercial operation. If the Company must revise existing manufacturing processes or order specialized equipment to address a particular issue, the Company may not meet its projected timetable for bringing commercial operations on line. Such delays may interfere with the Company’s projected schedules, delay the Company’s receipt of licensing and royalty revenues from operations and decrease royalties from operations.

The Company’s Business Depends on the Protection of Its Patents (which it plans to acquire through acquisition) and Other Intellectual Property, and the Company May Suffer if the Company Are Unable to Adequately Protect such Intellectual Property

The Company’s success and ability to compete are substantially dependent upon the Company’s intellectual property. The company shall rely on patent laws, trade secret protection and confidentiality or license agreements with its employees, consultants, strategic partners and others to protect its intellectual property rights. However, the steps the Company takes to protect its intellectual property rights may be inadequate. There are events outside of the Company’s control that pose a threat to the Company’s intellectual property rights as well as to the Company’s products and services. For example, effective intellectual property protection may not be available in every country in which the Company license its technology. Also, the efforts the Company will take to protect its proprietary rights may not be sufficient or effective. Also, protecting the Company’s intellectual property rights is costly and time consuming. Any unauthorized use of the Company’s intellectual property could make it more expensive to do business and harm the Company’s operating results. In addition, other parties may independently develop similar or competing technologies designed around any patents that may be issued to the Company.

The Company is planning to acquire technology that has been granted multiple U.S. patents and also have several more U.S. patent applications pending relating to certain aspects of the technology, and the Company may seek additional patents on future innovations of the technology (after the Company has acquired the technology). The Company’s ability to license the technology is substantially dependent on the validity and enforcement of these patents and patents pending. The Company cannot assure you that the Company’s patents will not be invalidated, circumvented or challenged, that patents will be issued for the patents pending, that the rights granted under the patents will provide the Company competitive advantages or that the Company’s current and future patent applications will be granted.

Third Parties May Invalidate the Company’s Patents

Third parties may seek to challenge, invalidate, circumvent or render unenforceable any patents or proprietary rights acquired by the Company, issued to the Company, or licensed to the Company based on, among other things:

Subsequently discovered prior art;

Lack of entitlement to the priority of an earlier, related application; or

Failure to comply with the written description, best mode, enablement or other applicable requirements.

United States Patent Law requires that a patent must disclose the “best mode” of creating and using the invention covered by a patent. If the inventor of a patent knows of a better way, or “best mode”, to create the invention and fails to disclose it, that failure could result in the loss of patent rights. The Company’s decision to protect certain elements of the Company’s proprietary technology as trade secrets and to not disclose such technologies in patent applications, may serve as a basis for third parties to challenge and ultimately invalidate any of the Company’s related patents based on a failure to disclose the best mode of creating and using the invention claimed in the applicable patent. If a third party is successful in challenging the validity of the Company’s patents, the Company’s inability to enforce its intellectual property rights could seriously harm the Company’s business.

The Company May Be Liable for Infringing the Intellectual Property Rights of Others

The Company’s proposed technology may be subject of claims of intellectual property infringement in the future. The Company’s proposed technology may not be able to withstand any third-party claims or rights against their use. Any intellectual property claims, with or without merit, could be time-consuming, expensive to litigate or settle, could divert resources and attention and could require the Company to obtain a license to use the intellectual property of third parties. The Company may be unable to obtain a license from these third parties on favorable terms, if at all. Even if a license is available, the Company may have to pay substantial royalties to obtain it. If the Company cannot defend such claims or obtain necessary licenses on reasonable terms, the Company may be precluded from offering most or all of the technology, and the Company’s business and results of operations will be adversely affected.

Overseas Development of the Company’s Business is Subject to International Risks, which Could Adversely Affect the Company’s Ability to License Profitable Overseas Plants

The Company believes a significant portion of the growth opportunity for the business lies outside of the United States. Doing business in foreign countries may expose the Company to many risks that are not present domestically. The Company lacks significant experience dealing with such risks, including political, military, privatization, technology piracy, currency exchange and repatriation risks, and higher credit risks associated with customers. In addition, it may be more difficult for the Company to enforce legal obligations in foreign countries, and the Company may be at a disadvantage in any legal proceeding within the local jurisdiction. Local laws may also limit the Company’s ability to hold a majority interest in the projects that the Company may develop.

Coal Prices are Subject to Change and a Substantial or Extended Increase in Prices Could Materially and Adversely Affect the Company’s Revenues and Results of Operations

A significant portion of the Company’s revenues and results of operations are subject to the cost of coal because coal is a commodity and the prices the Company pays for coal is set by the marketplace. Prices for Coal generally tend to be cyclical, and over the last several years, coal prices have become more volatile. The contract prices the Company may pay in the future for coal depends upon numerous factors; including (but not limited to):

The domestic and foreign supply and demand for coal, including demand for U.S. Coal exports and domestic demand for electricity;

Domestic and foreign economic conditions, including economic downturns and the strength of the Global and U.S. Economies;

The quantity and quality of coal available from suppliers;

Competition for production of electricity from non-coal sources, including the price availability of alternative fuels, such as Natural Gas and Crude Oil, and alternative energy sources, such as nuclear, hydroelectric, wind and solar power, and the effects of technological developments related to these non-Coal and alternative energy sources;

Domestic air emissions standards for Coal-Fired Power Plants, and the availability of Coal-Fired Power Plants to meet these standards by installing scrubbers or other means;

Adverse weather, climatic or other natural conditions, including disasters;

Legislative, Regulatory and Judicial developments, Environmental Regulatory changes, or changes in Energy Policy and Energy Conservations measures that would adversely affect the Coal industry, such as legislation that limits carbon dioxide emissions or provide for increased funding and incentives for, or mandates the use of, alternative energy sources;

Domestic and Foreign Governmental Regulations and Taxes;

The quantity, quality and pricing of coal available in the resale market;

The capacity of, cost of, and proximity to, rail transportation facilities and rail transportation delays; Market price fluctuations for Sulfur Dioxide emission allowances; and

Subsidies designed to encourage the use of alternative energy sources.

A substantial or extended increase in the prices the Company pays for its future Coal sales contracts due to these other factors could materially and adversely affect the Company by increasing its costs, thereby materially and adversely affecting the Company’s results of operations.

The Company’s Coal Refining Operations Are Subject to Operating Risks, which Could Result in Materially Increased Operating Expenses and Decreased Production Levels, and Could Materially and Adversely Affect the Company’s Results of Operations

The Company’s proposed Coal Refining Operations are subject to a number of operating risks. Because the Company will maintain very little coal inventory, certain conditions or events could disrupt operations, adversely affect production and shipments and increase the cost of refining for varying lengths of time, which could have a material adverse effect on the Company’s results of operations. These conditions and events include, among others:

Adverse weather and natural disasters, such as heavy rains, flooding and other natural events affecting operations, transportation or customers;

The capacity of, and proximity to, rail transportation facilities and rail transportation delays or interruptions, including derailments;

Delays, challenges to, and difficulties in acquiring, maintaining or renewing necessary permits, including environmental permits;

A major incident at the refinery that causes all or part of the operations to cease for some period of time;

Current and future health, safety and environmental regulations or changes in interpretations of current regulations;

The value of the U.S. Dollar relative to other currencies, particularly where exports of Company product are concerned.

These changes, conditions and events may materially increase the Company’s costs of refining and delay or halt production at the refinery permanently or for varying lengths of time.

The Offering will be Conducted on a Best Efforts Basis, there can be No Assurance that the Company Can Raise the Capital it Needs

The 7% Convertible Preferred Stock Shares are being offered by the Company on a “Best Efforts” basis without the benefit of a Placement Agent. The Company can provide no assurance that this Offering will be completely sold out. If less than the maximum proceeds are available, the Company’s business plans and prospects for the current fiscal year could be adversely affected.

The Company needs at least $2,000,000 to begin Phase I, the Development Phase of the Project.  With less than the entire $2,000,000 the Company will have to limit or eliminate important expenditures such as the hiring of essential labor and services, site development expenditures, and limit operations, all of which will hinder the Company’s ability to implement the Company’s business plan. Therefore, the Company has placed the minimum investment for this Offering at $2,000,000.

The Company shall establish an escrow account for the initial $2,000,000 of investment upon closing on the first placement.  If the Offering terminates before the offering minimum is achieved, or if any prospective Investor’s subscription is rejected for any reason, all funds received from such Investors will be returned without interest or deduction.  The Company has the right to terminate this offering of Securities at any time, regardless of the number of Securities that have sold.

The Company is Dependent on Current Management

In the early stages of development, the Company’s business will be significantly dependent on the Company’s management team.  The Company’s success will be particularly dependent upon the services of Mr. Kevin Hathaway, the Company’s Founder and Chief Executive Officer.

The Company Could Potentially Face Risks Associated with Borrowing

The Company does intend to incur additional debt beyond the investment commitments provided in this offering. The Company plans to obtain both secure and unsecured debt in the future, from which possible risks could arise. When the Company incurs additional indebtedness, a portion of the Company’s cash flow will have to be dedicated to the payment of principal and interest on such new indebtedness. Typical loan agreements also might contain restrictive covenants, which may impair the Company’s operating flexibility. Such loan agreements would also provide for default under certain circumstances, such as failure to meet certain financial covenants. A default under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to the rights of shareholders of the Company. A judgment creditor would have the right to foreclose on any of the Company’s assets resulting in a material adverse effect on the Company’s business, operating results or financial condition.

Unanticipated Obstacles to Execution of the Business Plan

The Company’s business plans may change significantly. Many of the Company’s potential business endeavors are capital intensive and may be subject to statutory or regulatory requirements. Management believes that the Company’s chosen activities and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of the Company’s principals and advisors. Management reserves the right to make significant modifications to the Company’s stated strategies depending on future events.

Management Discretion as to Use of Proceeds

The net proceeds from this Offering will be used for the purposes described under “Use of Proceeds.” The Company reserves the right to use the funds obtained from this Offering for other similar purposes not presently contemplated which it deems to be in the best interests of the Company and its Investors in order to address changed circumstances or opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of Management with respect to application and allocation of the net proceeds of this Offering. Investors for the Shares offered hereby will be entrusting their funds to the Company’s Management, upon whose judgment and discretion the investors must depend.

Control by Management

As of June 1st, 2017, the Company’s Management owned approximately 100% of the Company’s outstanding Common Stock Shares and 0% of the Company's Preferred Stock Shares. Upon completion of this Offering, The Company’s Management will own approximately 100% of the outstanding Common Stock Shares of the Company and 0% of the outstanding Preferred Stock Shares of the Company. Investors will not have the ability to control either a vote of the Company’s Managers or any appointed officers. See “COMPANY MANAGERS” section.

Return of Profits

The Company has never declared or paid any cash dividends on its Common Stock. The Company currently intends to retain future earnings, if any, to finance the expansion of the Company’s Operations and Holdings. As a result, the Company does not anticipate paying any cash dividends to its Common Stock Holders for the foreseeable future.

The Company’s Continuing as a Going Concern Depends Upon Financing

If the Company does not raise sufficient working capital and continues to experience pre-operating losses, there will most likely be substantial doubt as to its ability to continue as a going concern. Because the Company has generated no revenue, all expenditures during the development stage have been recorded as pre-operating losses. Revenue operations have not commenced because the Company has not raised the necessary capital.

Raising Additional Capital by Issuing Securities May Cause Dilution to the Company’s Shareholders

The Company may need to, or desire to, raise substantial additional capital in the future. The Company’s future capital requirements will depend on many factors, including, among others:

The Company’s degree of success in capturing a larger portion of the Clean Coal Technology market;

The costs of acquiring new mines and increasing the number of companies paying the Company licensing fees;

The extent to which the Company acquires or invests in businesses, products, or technologies, and other strategic relationships; and

The costs of financing unanticipated working capital requirements and responding to competitive pressures.

If the Company raises additional funds by issuing equity or convertible debt securities, the Company will reduce the percentage of ownership of the then-existing shareholders, and the holders of those newly-issued equity or convertible debt securities may have rights, preferences, or privileges senior to those possessed by the Company’s then-existing shareholders. Additionally, future sales of a substantial number of shares of the Company’s Common Stock, or other equity-related securities in the public market could depress the market price of the Company’s Common Stock and impair the Company’s ability to raise capital through the sale of additional equity or equity-linked securities. The Company cannot predict the effect that future sales of the Company’s Common Stock, or other equity-related securities would have on the market price of the Company’s Common Stock.

The Company’s Preferred Stock is Equity and is Subordinate to all of our Existing and Future Indebtedness; our ability to Declare Annual Dividends on the Preferred Stock may be Limited

The Company’s Preferred Stock Shares are equity interest in the Company and do not constitute indebtedness. As such, the Preferred Stock will rank junior to all indebtedness and other non-equity claims on the Company with respect to assets available to satisfy claims on the Company, including in a liquidation of the Company. Additionally, unlike indebtedness, where principal and interest would be customarily be payable on specified due dates, in the case of preferred stock, like the Preferred Stock being offering through this Offering, (1) dividends are payable only when, as and if authorized and declared by the Company’s Board of Directors and (2) as an emerging growth company, our ability to declare and pay dividends is subject to the Company’s ability to earn net income and to meet certain financial regulatory requirements.

Dividends on the Company’s Preferred Stock are Cumulative

Dividends on the Company’s Preferred Stock are Cumulative. If the Company’s Board of Directors does not authorize and declare a dividend for any dividend period, holder of the Company’s Preferred Stock will not be entitled to receive a dividend cash payment for such period, and such undeclared dividend will accrue and become payable at a later dividend payment date. The Company’s Board of Directors may determine that it would be in the Company’s best interest to pay less than the full amount of the stated dividend on our Preferred Stock, at which time the undeclared portion of the dividend will accrue and become payable at a later dividend payment date. Factors that would be considered by the Company’s Board of Directors in making this determination are the Company’s financial condition and capital needs, the impact of current and pending legislation and regulations, economic conditions, tax considerations, and such other factors as our Board of Directors may deem relevant.

Certain Factors Related to Our Common Stock

Because the Company’s Common Stock may be considered a "penny stock," and a shareholder may have difficulty selling shares in the secondary trading market.

The Company’s Common Stock Securities may be subject to certain rules and regulations relating to "penny stock" (generally defined as any equity security that has a price less than $5.00 per share, subject to certain exemptions). Broker-dealers who sell penny stocks are subject to certain "sales practice requirements" for sales in certain nonexempt transactions (i.e., sales to persons other than established customers and institutional "qualified investors"), including requiring delivery of a risk disclosure document relating to the penny stock market and monthly statements disclosing recent price information for the penny stocks held in the account, and certain other restrictions. For as long as the Company’s Common Stock is subject to the rules on penny stocks, the market liquidity for such securities could be significantly limited. This lack of liquidity may also make it more difficult for the Company to raise capital in the future through sales of equity in the public or private markets.

The price of the Company’s Common Stock may be volatile, and a shareholder's investment in the Company’s Common Stock could suffer a decline in value.

There could be significant volatility in the volume and market price of the Company’s Common Stock, and this volatility may continue in the future. The Company’s Common Stock may be listed on the OTC Markets “OTCQB” or “OTCQX”, where there is a great chance for market volatility for securities that trade on these markets as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors, including the lack of readily available quotations, the absence of consistent administrative supervision of "bid" and "ask" quotations and generally lower trading volume. In addition, factors such as quarterly variations in our operating results, changes in financial estimates by securities analysts or our failure to meet our or their projected financial and operating results, litigation involving us, general trends relating to the Recreational Marijuana Industry, actions by governmental agencies, national economic and stock market considerations as well as other events and circumstances beyond our control could have a significant impact on the future market price of our Common Stock and the relative volatility of such market price.

Secondary Market

Prior to this offering, there has been no public market for the Company’s Preferred Stock. There are no assurances that the Company’s Preferred Stock will ever be listed on any regulated securities exchange. There can be no assurance that an active trading market for the Company’s Preferred Stock will develop, or, if developed, that an active trading market will be maintained. If an active market is not developed or sustained, the market price and liquidity of the Company’s Preferred Stock may be adversely affected.

The Company is not currently preparing any application for the Company's Securities to be admitted to listing and trading on the OTC Market or other Regulated Market. There can be no assurance that a liquid market for the Securities will develop or, if it does develop, that it will continue. If a market does develop, it may not be liquid. Therefore, investors may not be able to sell their Securities easily or at prices that will provide them with yield comparable to similar investments that have a developed secondary market. Illiquidity may have a severely adverse effect on the market value of the Securities and investors wishing to sell the Securities might therefore suffer losses.

The Company’s Securities initially may be listed for trade on a Closed Trading System with Limited Volume and Liquidity

The Company’s securities may not be freely quoted for trading on any stock exchange or through any other traditional trading platform. The Company’s securities may be issued, available for purchase and may be traded exclusively on a specific trading system that is registered with the United States Securities and Exchange Commission as an “Alternative Trading System” or an “ATS”. The Company does not have any plans to trade its securities on a specific ATS as of the date of this filing. Any disruptions to the operations of an ATS or a Broker Dealer’s Customer Interface with an ATS would materially disrupt trading in, or potentially result in a complete halt in the trading.

Because the Company’s Securities may be traded exclusively on a closed trading system, it is a possibility that there will be a limited number of holders of the Company’s Securities. In addition, and ATS is likely to experience limited trading volume with a relatively small number of securities trading on the ATS platform as compared to securities trading on traditional securities exchanges or trading platforms. As a result, this novel trading system may have limited liquidity, resulting in a lower or higher price, or greater volatility than would be the case with greater liquidity. Investors may not be able to resell their securities on a timely basis, or at all.

The Number of Securities Traded on an ATS May be Very Small, Making the Market Price More Easily Manipulated

While the Company understands that many ATS platforms have adopted policies and procedures such that security holders are not free to manipulate the trading of securities contrary to applicable law, and while the risk of market manipulation exists in connection with the trading of any securities, the risk may be greater for the Company’s Securities because the ATS the Company chooses may be a closed system that does not have the same breath of market and liquidity as the national market system. There can be no assurance that the efforts by an ATS to prevent such behavior will be sufficient to prevent such market manipulation.

An ATS is Not a Stock Exchange and has Limited Quoting Requirements for Issuers, of for the Securities Held

Unlike the more expansive listing requirements, policies and procedures of the NASDAQ Global Market or other NMS Trading Platforms, there are no minimum price requirements and limited listing requirements for securities to be traded on an ATS. As a result, trades of the Company’s Securities may not be at prices that represent the national best bid or offer prices that could be considered similar securities.

Shares of the Company’s Preferred Stock and Common Stock may in the future be Subject to the Penny Stock Rules

The Company may decide to list its securities on the OTC Markets Group’s OTCQB or OTCQB in 24 to 48 months of the completion of this Offering. Company’s Common Stock and Preferred Stock may in the future if traded on the OTC Market Group’s “OTCQB”, which may well make it difficult for a Investor of Shares of the Company’s Common Stock or Preferred Stock to sell all, or a party of the Common Stock or Preferred Stock Shares when the Investors wish, or, if the Common Stock or Preferred Stock Shares can be sold, to get what the Investor may consider to be an adequate price for the Common Stock or Preferred Stock Shares. The Shares of the Company’s Common Stock may trade at prices which make them subject to the United States Securities and Exchange Commission’s “Penny Stock Rules”, which may also limit the liquidity of the Common Stock Shares, or adversely affect the price at which the Common Stock Shares can be sold, or both.

The Company Cannot Assure Investors that the Market for the Company’s Common Stock will Continue at any Trading Volume, or that the Market Price of Shares of the Company’s Common Stock Will Not Decline Following Conversion

The Company cannot predict the prices at which the Company’s Common Stock will trade. The offering price for the Shares being sold in this Offering has been determined by the Company based largely on the Company’s perception of the amount of money in which the Company needs to raise at this time to grow the Company. The Company cannot assure you that the Offering price per Share will bear any relationship on the market price of the Company’s Common Stock may trade after converting of the 7% Convertible Preferred Stock Shares.

The Market Price for the Company’s Common Stock May Fluctuate Significantly

The market price and liquidity of the market for the Company’s Shares of Common Stock that will prevail in the market after an investor converts from the 7% Convertible Preferred Stock Shares to the Company’s Common Stock Shares may be higher or lower than the price that Investors of the Company’s Common Stock pay for the Common Stock at the time the Investors purchase the 7% Convertible Preferred Stock Shares, and may be significantly affected by numerous factors, some of which are beyond the control of the Company, and may not be directly related to the Company’s operating performance. These factors include, but are not limited to:

Significant volatility in the market price and trading volume of securities of companies in the Company’s Market

Sector, which is not necessarily related to the operating performance of these companies;
The mix of products that the Company provides during any period;

Delays between the Company’s expenditures to develop and market the Company’s products, and the generation of sales from those marketing efforts;

Changes in the amount that the Company spends to expand its products to new areas, or to develop new products;

Changes in the Company’s expenditures to promote its services;

Announcements of acquisitions by the Company, or one of the Company’s competitors;

Changes in regulatory policies or tax guidelines;

Changes or perceived changes in earnings, or variations in operating results;

Any shortfall in revenue, or net income, or any increase in losses from levels expected by Investors or securities analysts; and

General economic trends and other external factors.

If Equity Research Analysts Do Not Publish Research Reports about the Company, of if the Research Analysts Issue Unfavorable Commentary or Downgrade the Company’s Common Stock Shares, the Price of the Company’s Common Stock Shares Could Decline

The trading market for the Company’s Common Stock Shares will rely in part on the research and reports that equity research analysts publish about the Company, and the Company’s business. The Company does not have control over research analysts, and the Company does not have commitments from research analysts to write research reports about the Company. The price of the Company’s Common Stock Shares could decline if one or more equity research analysts downgrades the Company’s Common Stock Shares, issues an unfavorable commentary, or ceases publishing reports about the Company.

Future Sales of the Company’s Shares Could Reduce the Market Price of the Company’s Common Stock Shares

The price of the Company’s Common Stock could decline if there are substantial sales of the Company’s Common Stock, particularly by the Company’s Directors or its Executive Officer(s), or when there is a large number of Shares of the Company’s Common Stock available for sale. The perception in the public market that the Company’s Stockholders might sell the Company Shares could also depress the market price of the Company’s Shares. If this occurs, or continues to occur, it could impair the Company’s ability to raise additional capital through the sale of securities should the Company desire to do so.

Unavailability of Rule 144 for Resales

The Company is regarded under Rule 12b-2 of the Securities Exchange Act of 1934 as a shell company. Shareholders who hold shares which are not subject to a registration statement under the Securities Act often rely upon Rule 144 for their resale. Rule 144 is not available for the resale of securities initially issued by either reporting or non-reporting shell companies (other than a business combination related shell company) or an issuer that has been, at any time previously, a reporting or non-reporting shell company, unless the issuer meets specified conditions. A security holder may resell securities pursuant to Rule 144’s Safe Harbor if the following conditions are met:

1)	The Issuer of Securities that was formerly a reporting or non-reporting company has ceased to be a shell;
2)	The Issuer of the Securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
3)
The Issuer of the Securities has filed all reports and material required to be filed under Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

4)	At least one year has elapsed from the time the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Offering Price

The price of the Securities offered has been arbitrarily established by our current Managers, considering such matters as the state of the Company’s business development and the general condition of the industry in which it operates. The Offering price bears little relationship to the assets, net worth, or any other objective criteria.

Compliance with Securities Laws

The Company’s Securities are being offered for sale in reliance upon certain exemptions from the registration requirements of the Securities Act, and applicable state securities laws. If the sale of Securities were to fail to qualify for these exemptions, Investors may seek rescission of their purchases of Securities. If a number of Investors were to obtain rescission, we would face significant financial demands, which could adversely affect the Company as a whole, as well as any non-rescinding Investors.

NOTICE REGARDING AGREEMENT TO ARBITRATE

THIS OFFERING MEMORANDUM REQUIRES THAT ALL INVESTORS ARBITRATE ANY DISPUTE ARISING OUT OF THEIR INVESTMENT IN THE COMPANY. ALL INVESTORS FURTHER AGREE THAT THE ARBITRATION WILL BE BINDING AND HELD IN THE STATE OF TENNESSEE, IN THE COUNTY OF LAWRENCE. EACH INVESTOR ALSO AGREES TO WAIVE ANY RIGHTS TO A JURY TRIAL. OUT OF STATE ARBITRATION MAY FORCE AN INVESTOR TO ACCEPT A LESS FAVORABLE SETTLEMENT FOR DISPUTES. OUT OF STATE ARBITRATION MAY ALSO COST AN INVESTOR MORE TO ARBITRATE A SETTLEMENT OF A DISPUTE.

Projections: Forward Looking Information

Management has prepared projections regarding anticipated financial performance. The Company’s projections are hypothetical and based upon a presumed financial performance of the Company, the addition of a sophisticated and well-funded marketing plan, and other factors influencing the business. The projections are based on Management’s best estimate of the probable results of operations of the Company and the investments made by management, based on present circumstances, and have not been reviewed by independent accountants and/or auditing counsel. These projections are based on several assumptions, set forth therein, which Management believes are reasonable. Some assumptions, upon which the projections are based, however, invariably will not materialize due the inevitable occurrence of unanticipated events and circumstances beyond Management’s control. Therefore, actual results of operations will vary from the projections, and such variances may be material. Assumptions regarding future changes in sales and revenues are necessarily speculative in nature. In addition, projections do not and cannot take into account such factors as general economic conditions, unforeseen regulatory changes, the entry into a market of additional competitors, the terms and conditions of future capitalization, and other risks inherent to the Company’s business. While Management believes that the projections accurately reflect possible future results of operations, those results cannot be guaranteed.

ITEM 4.  DILUTION

An emerging growth company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash from outside investors, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of the new investors stake is diluted because each share of the same type is worth the same amount, and the new investor has paid more for the shares than earlier investors.

The Company has had no issues of shares in the previous year.  The current equity holders would experience a dilution of approximately 9.09% in their equity position after placement of this entire Offering of 200,000 shares.

Name & Address	Equity Owned Prior to Offering	Equity Owned After Offering

Mr. Kevin Hathaway	Common Stock: 1,000,000 Shares	Common Stock: 1,000,000 Shares
45 Franks Road	Preferred Shares: No Shares	Preferred Shares: No Shares
Leoma, Tennessee 38468	Equity Stake: 50.0%	Equity Stake: 45.455%

Mrs. Laura Hathaway	Common Stock: 1,000,000 Shares	Common Stock: 1,000,000 Shares
45 Franks Road	Preferred Shares: No Shares	Preferred Shares: No Shares
Leoma, Tennessee 38468	Equity Stake: 50.0%	Equity Stake: 45.455%

Figure 2: Dilution of Existing Shares After Offering

Future Dilution

The Company, for business purposes, may from time to time issue additional shares, which may result in dilution of existing shareholders. Dilution is a reduction in the percentage of a stock caused by the issuance of new stock. Dilution can also occur when holders of stock options (such as company employees) or holders of other optionable securities exercise their options. When the number of shares outstanding increases, each existing stockholder will own a smaller, or diluted, percentage of the Company, making each share less valuable. Dilution may also reduce the value of existing shares by reducing the stock’s earnings per share. There is no guarantee that dilution of the Common Stock will not occur in the future.

The Company is currently planning a total of three equity rounds, including the current round, for the scope of the project being undertaken.  There is currently no intention to increase the total number of shares authorized by the company prior to IPO (notwithstanding a requirement by a public stock exchange to conduct a share split which may increase the number of shares authorized, but would not dilute shareholders’ equity stake).  There is no guarantee that equity rounds in addition to the three planned equity rounds will be required in the future which would further dilute all shares.  The three equity rounds currently planned are:

	Exemption	Shares	$/Share	Total	Type Shares
Round 1:	A+ Tier I	200,000	$100	$20MM	Preferrred, Convertible, 7% Cumulative Dividend
Round 2:	A+ Tier II	150,000	$150	$30MM	Preferrred, Convertible, 7% Cumulative Dividend
IPO Round:	None	150,000	$200	$30MM	Common shares expected to trade in the $300/share range

Figure 3: Currently Planned Equity Rounds

ITEM 5.  PLAN OF DISTRIBUTION

The Offering will commence promptly after the date of this Offering Circular and will close (terminate) upon the earlier of (1) the sale of 200,000 - 7% Convertible Preferred Stock Shares, (2) One Year from the date this Offering is qualified by the United States Securities and Exchange Commission, or (3) a date prior the one year anniversary date on which the United States Securities and Exchange Commission has Qualified this Offering that is so determined by the Company’s Management (the “Offering Period”).

The 7% Convertible Preferred Stock Shares are being offered by the Company on a “Best Efforts” basis without the benefit of a Placement Agent. The Company can provide no assurance that this Offering will be completely sold out. If less than the maximum proceeds are available, the Company’s business plans and prospects for the current fiscal year could be adversely affected.

The Company may place the 7% Convertible Preferred Stock Shares that are being offered directly to investors that are introduced by individuals who may receive a Finder’s Fee of up to FIVE PERCENT of the Offering Proceeds.

The Company shall make arrangements to place funds raised in this Offering in an escrow, trust or similar account until the minimum offering amount is reached.  Upon reaching the minimum offering amount, the Company shall gain access to all funds invested in the Company through this Offering.  The Company has the right to terminate this offering of Securities at any time, regardless of the number of Securities that have sold. If the Offering terminates before the offering minimum is achieved, or if any prospective Investor’s subscription is rejected, all funds received from such Investors will be returned without interest or deduction.  Any investor who purchases securities in this Offering will have no assurance that other Investors will invest in this Offering. Accordingly, if the Company should file for bankruptcy protection or a petition for insolvency bankruptcy is filed by creditors against the Company, Investor funds may become part of the bankruptcy estate and administered according to the bankruptcy laws.

The Securities to be offered with this proposed offering shall be initially offered by Company, mainly by Mr. Kevin Hathaway, the Company’s Chief Executive Officer. The Company may choose to engage members of the Financial Regulatory Authority (“FINRA”) to sell the Securities for the Company, though the Company has not yet engaged the Services of any FINRA Broker Dealers. The Company may engage a FINRA Broke Dealer to offer the Securities to prospective investors on a “best efforts” basis, and the Company’s Broker Dealers will have the right to engage such other FINRA Broker Dealer member firms as it determines to assist in the Offering. The Company will update this Registration Statement via an amendment to this Registration Statement upon any engagement of a FINRA Broker Dealer to offer the securities.

The Company anticipates that any FINRA Broker Dealer Manager will receive selling commissions of up to FIVE PERCENT of the Offering Proceeds, which it may re-allow and pay to participating FINRA Broker Dealers who sell the Company’s Securities which results in the sale of the Company’s Securities.  The Company’s FINRA Broker Dealer Manager may also sell the Securities as part of a selling group, thereby becoming entitled to retain a greater portion of the selling commissions. Any portion of the selling commissions retained by the FINRA Broker Dealer Manager would be included within the amount of selling commissions payable by the Company and not in addition to.

The Company anticipates that that its FINRA Broker Dealer Manager may enter into an agreement with the Company to purchase “Underwriter Warrants”. Should the Company enter into an Underwriter Warrants Agreement with its FINRA Broker Dealer Manager, a copy of the agreement will be filed with the United States Securities and Exchange Commission as an Exhibit to an amended Registration Statement of which this Offering is part.

The Company anticipates that the Company and any FINRA Broker Dealer will each enter into a Broker Dealer Manager Agreement, which will be filed with the United States Securities and Exchange Commission as an Exhibit to an amended Registration Statement of which this Offering is part, for the sale of the Company’s Securities. FINRA Broker Dealers desiring to become members of a Selling Group will be required to execute a Participating Broker Dealer Agreement with the Company’s FINRA Broker Dealer, either before or after the date of this Registration Statement.

In order to subscribe to purchase the Securities, a prospective Investor must complete, sign and deliver the executed Subscription Agreement, Investor Questionnaire and Form W-9 to HATHAWAY ACTIVATED CARBON, INC. and either mail or wire funds for its subscription amount in accordance with the instructions included in the Subscription Package.

The Company reserves the right to reject any Investor’s subscription in whole or in part for any reason. If the Offering terminates or if any prospective Investor’s subscription is rejected, all funds received from such Investors will be returned without interest or deduction.

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this Offering. These materials may include public advertisements and audio-visual materials, in each case only as authorized by the Company. Although these materials will not contain information in conflict with the information provided by this Offering and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Securities, these materials will not give a complete understanding of this Offering, the Company or the Securities and are not to be considered part of this Offering Circular. This Offering is made only by means of this Offering Circular and prospective Investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Securities.

ITEM 6. USE OF PROCEEDS TO ISSUER

The Company seeks to raise maximum gross proceeds of $20,000,000 from the sale of Securities in this Offering. The Company intends to apply these proceeds substantially as set forth herein, subject only to reallocation by Company Management in the best interests of the Company.

A. Sale of Company 7% Convertible Preferred Stock Shares

Category	Maximum Proceeds	Percentage of Max Total Proceeds	Minimum Proceeds	Percentage of Min Total Proceeds
Proceeds from Sale of Securities	$19,000,000	95.00%	$1,900,000	95.00%

B. Offering Expenses

Category	Maximum Proceeds	Percentage of Maximum Proceeds	Minimum Proceeds	Percentage of Minimum Proceeds
Offering Expenses	$100,000	0.526%	$100,000	5.26%

Figure 4: Sale of Securities Proceeds and Offering Expenses

Footnotes:

1)	The Company is offering a maximum of 200,000 - 7% Convertible Preferred Stock Shares at the price indicated
2)
Additional Fees for Legal Review and Opinion(s), Accounting Costs, and costs related to the drafting of this Registration Statement and Professional Services Fees should not exceed $100,000 USD. Any costs above $100,000 will be paid by the Executives of the Company.

3)
The Shares will be offered on a “best-efforts” basis by the Company’s Officers, Directors and Employees, and may be offered through Broker-Dealers who are registered with the Financial Industry Regulatory Authority (“FINRA”), or through other independent referral sources. As of the date of this Offering Circular, no selling agreements had been entered into by the Company with any Broker-Dealer firms. Selling commissions may be paid to Broker-Dealers who are members of FINRA with respect to sales of Shares made by them and compensation may be paid to consultants in connection with the Offering of Shares. The Company may also pay incentive compensation to Registered Broker-Dealers in the form of Common Stock or Stock Options with the Company. The Company will indemnify participating Broker-Dealers with respect to disclosures made in the Offering Circular.

4)
The Shares are being Offered pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended, for Tier I Offerings. The Shares will only be issued to Investors who satisfy the requirements set forth in Regulation A.

A.	Use of Investment Proceeds

Proceeds from the Offering will be used to begin the execution of Phase I, the Development Phase of the Project which consists of the tasks necessary to acquire the technology and to develop a pre-commercial production line in order to conduct soil amendment market development activities.

Acquisition of C2O Tech	$12,000,000
Pre-Commercial Plant	$5,000,000
Offering Fees	$1,000,000
Offering Expenses	$100,000
Operations	$1,000,000
Tavel	$100,000
Main Site Deposit	$500,000
Professional Fees	$100,000
2nd Round Costs	$200,000

Total:	$20,000,000

Figure 5: Use of Investment Proceeds

B.	Use of Investment Funds - Employee Projections

The company shall employ approximately eight personnel, positions identified below, to carry the company through Phase I. The personnel shall require approximately $1,600,000 annually including salary and benefits. Two years of salary expenses have been budgeted, even though we expect to move the project into Phase II within one years’ time. A short list of prospective employees for each position is available upon request. Due to the downturn in many industrial companies, example coal, steel, oil, etc., there are many highly qualified mid-level and senior C-level executives that could fill the positions identified below.

President. Kevin Hathaway shall perform the duties of Acting President until the Project is commission at the beginning of Phase III. At that time, the VP of Operations and Training would be the natural choice to replace Mr. Hathaway and that individual would then backfill his/her position.  Mr. Hathaway has been in discreet discussion with a candidate for the role for some time.  The candidate is a Columbia MBA Graduate with experience in investment banking, business development and strategic development and operations in the coal industry.

Executive Assistant and Travel Management. This highly qualified individual would perform the duties of coordinating calendars, setting meetings, travel arrangements, etc. for the entire management team. A seasoned EA is required as this position is key to the smooth flow of information across the management team.

VP of Operations and Training. This shall be one of the first hires that is conducted. The highly-qualified professional should have a technical foundation with business and management skills developed through experience in mid-level and senior ranks of a large industrial corporation. Leadership, strong character and good communications skills are essential.

VP of Logistics. Logistics is probably the next most important aspect of the Project since large volumes of value-added commodities need to be transported daily by rail and by truck. This professional need to have experience moving large volumes of bulk commodities in the U.S. West, and be very well connected throughout that network. Familiarity of rail transportation is essential.

VP of Sales and Marketing. Long-term offtake agreements with large, investment-grade trading partners is essential to the underwriting process of the project funding. This professional must have a long and successful track record of sales in the oil sector, or the coal sector, or the steel sector of the economy. The ability to understand and develop the activated carbon market is key.

VP of Quality and Safety. Quality and Safety are essential to a successful project. This key individual shall be hired about half-way through Phase I to become familiar with the plant design and construction plans. The individual will work closely with the design engineers to ensure that work safety and product quality are “baked into” the project design. Strict safety and quality protocols shall be enforced throughout construction, testing, training and operation of the Project.

VP of Technology Development. The VP of technology development shall participate in the development, employment and protection of all technology used by the Project. Technology shall be developed and adapted to exploit new and developing markets such as the soil amendment market. As new technologies are developed, patent fillings and other measures shall be enforced to protect the Company’s technological advantage.

Controller and Human Resources. The controller and HR employee shall be one of the first employees hired by the Company. A highly qualified, mid-career professional that can carry both disciplines of controlling the Company’s capital resources and managing the human resources is required.

C.	Project Phases Timeline

The Project would consist of three primary phases.

Phase I: Development.  This includes detailed engineering, permitting, and site preparation.  For this project, development also includes the construction of a pre-production line to produce activated carbon.

Phase II: Construction.  This includes procurement, construction, plant shakedown and employee training Commercial Operations Date (COD): The expected date for plant commissioning

Phase III: Operations.  The continuous cycle of plant operations to safely produce a higher quality product in the most efficient way possible.

Figure 6:  Project Phases Timeline

D.	Phase I Timeline – Month 1 through Month 12

A more detailed Gantt Chart of the tasks involved in Phase I is provided below.  Clearly, the critical path is to secure the requisite product offtake agreements to negotiate underwriting in order to secure the structured debt for Phase II.  The Company has a number of prospects for the offtakes, as well as an approach to provide risk management packages in lieu of an offtake agreement.

Figure 7: Phase I Timeline - Month 1 through Month 12

ITEM 7.  DESCRIPTION OF BUSINESS

A.	Overview of the Opportunity

The Company has a binding agreement to acquire the assets of C2O Technologies, LLC and its subsidiary C2O Technology Development Corporation which is a joint venture company with Beida Jade Bird Group. The assets of C2O Technologies, LLC include intellectual property for a proprietary process known as the C2O-Rinker Process, control of C2O Technology Development Corporation, proprietary rights to the pyrolyzer which was co-developed with Carrier Corporation, and development work accomplished on prospective projects domestically and abroad. C2O Technology Development Corporation maintains the intellectual property for the C2O-Rinker Process in China, Mongolia and Hong Kong, and has minority ownership in a Hong Kong company that has exclusive rights to deploy the C2O-Rinker Process to China, Mongolia and Hong Kong.

The Company plans to deploy the C2O-Rinker Process to the Powder River Coal Basin (PRB) of Northeastern Wyoming with the option to produce a variety of agriculture, metallurgical and energy products in combination:

Activated Carbon which can be used as a soil amendment (agriculture),

Pulverized Coal Injection (PCI) that is used in the production of steel (metallurgical),

Upgraded thermal coal that is clean and “sulfur compliant” (energy),

Synthetic crude oil with properties similar to Louisiana Light Sweet (LLS) (energy),

Activated carbon for the emerging soil amendment market has the most upside profit potential of the products that would be produced. Activated carbon has been used as a soil amendment over the ages, and most notably by the civilizations of the Amazon River region. Large and very successful civilizations were able to produce food from what is today relatively poor soils through the use of charcoal (biochar) mixed with soil as an amendment. Biochar, a form of activated carbon, was used as a soil amendment to retain organic nutrients available from human and animal waste as well as soil moisture in order to enhance the fertility of the soil. The Amazon Civilization practice of using activated carbon as a soil amendment is called Terra Preta (a documentary is available online at: https://www.youtube.com/watch?v=-YS8I6AZRfg). Today, the secrets of Terra Preta are being rediscovered by academia through the efforts Cornell University, and Arizona State University in what is now being called the Biochar Revolution (additional information can be found at: http://www.css.cornell.edu/faculty/lehmann/)

Activated carbon produced by a plant processing coal through the C2O-Rinker Process would have molecular properties that are very similar to the type of activated carbon used as a soil amendment in the process known as Terra Preta. Depending on the baseline soil properties, adding a soil amendment like activated carbon can increase crop yields by as much as 30%. The mechanics behind the increased crop yields involves enhanced retention of plant nutrients and soil moisture. Activated carbon from coal (coal char) is already being used on soils as an agent to clean up toxic chemical spills, but is not currently available at a price point to be used in commercial agriculture to enhance crop yields. A proposed plant utilizing the C2O-Rinker Process can produce activated carbon at the volume and price point that is economical for producing a soil amendment product for commercial agriculture.

The proven C2O-Rinker Process is currently being fielded to China and is available to be fielded to the Powder River Basin of Wyoming and Montana, USA. The Company plans to work closely with the Wyoming Business Council (Cheyenne) and the Western Research Institute (Laramie), and the University of Wyoming School of Energy Resources (SER - Laramie) to field a full-scale coal refining plant by the second half of 2020. The full-scale plant is envisioned to have six lines, processing 3,000 short tons of coal per line per day of input coal (18,000 short tons per day total). The daily production of the plant (300 days per year) is expected to be:

•	6,300 t/d of soil amendment product
•	10,260 bbl/day of synthetic crude

The Company expects to process low-grade coal costing at $10/ton through a coal refinery employing the C2O-Rinker Process to make products worth an estimated $63.50 per input ton at an estimated direct cost of $5/input ton thereby yielding an estimated $48.50/input ton in operating profit. Annual EBITDA from the project is expected to approximate $48.50/input ton across 18,000 input tons per day for 300 days per year, or approximately $262MM at optimal market and operating conditions.

i.	The Intellectual Property

A total of seven patents have been granted in the United States to protect the intellectual property behind the C2O-Rinker Process. Three of the seven patents have been granted in China, and one of the seven patents has been granted in South Africa. Fifteen additional patent applications are pending from the seven original United States filings are in various stages of processing in the countries of Australia, Canada, China, Hong Kong, India, Indonesia, Mongolia and Vietnam.  There are additional process patents under development to protect the process in which the soil amendment product is manufactured.

Granted
		Application	Filing	Publication	Publication	Patent
	Title	Number	Date	Number	Date	Number	Issue Date

1	Sub-Bituminous Coal Processing
	Using Increased Partial Pressure	12/556935	10-Sep-09	11/0011722	20-Jan-11	8,470,134	25-Jun-13
2	Bituminous Coal Processing Using
	Partial Pressure and Pre-Treatment	12/556977	10-Sep-09	11/0011720	20-Jan-11	8,366,882	5-Feb-13
3	Coal Processing Using Iron
	Separataion Process	12/557041	10-Sep-09	11/0011719	20-Jan-11	8,394,240	12-Mar-13
4	Coal Processing with Added
	Biomass and Volatile Control	13/234781	16-Sep-11	12/0066967	22-Mar-12	9,163,192	20-Oct-15
5	Two-Zone Coal Processing Stages
	for Increased Efficiency	13/231149	13-Sep-11	13/0062186	14-Mar-13	9,074,138	7-Jul-15
6	Process for Treating Coal to
Improve Recovery of Condensable
	Coal Derived Liquids	14/151.385	9-Jan-14	14/0190074
7	Coal Char Passivation Process and
Apparatus (Heat Exchanger in Fluid
	Bed Reactor)	15/029390	5-May-15	15/0171710	12-Nov-15

Figure 8: Listing of Approved U.S. Patents

ii.	The Chinese Joint Venture

China has an abundance of low-grade, sub-bituminous coal for which the C2O-Rinker Process is extremely well suited. Hathaway Activated Carbon, Inc. is part owner in a joint venture with the Beida Jade Bird Group (“Beida”), out of Beijing, China. The joint venture is actually involves two companies: Hong Kong Universal C2O LTD (HKUTC) in Hong Kong, which has the rights to deploy the technology to Hong Kong, China and Mongolia and is currently constructing a pilot plant in China. The second company of the joint venture is a US-based company named C2O Technology Development Corporation which holds the patents for the C2O-Rinker Process in China, Mongolia and Hong Kong, as well as the newly developed intellectual property developed by the JV.

Figure 9: Structure of the Chinese JV

iii.	The Technology

The “C2O-Rinker Process” is both sound, and unique, having leveraged the knowledge and investment of DOE research and pilot programs spanning five decades.  The technology is an improved approach toward partially pyroyzing coal, a practice validated in the 1990s by a DOE Clean Coal Project in the Powder River Basin (PRB).  Over $100MM in private and public investment has been spent to prove the concept that relatively low-quality coal can be efficiently processed to make Coal Derived Liquid (CDL) and coal char, which can be further processed into commodity products of much higher value.

Recently, a Chinese-American Joint Venture has invested over $3,000,000 in process enhancements which has made the C2O-Rinker Process more energy efficient and flexible to utilize both bituminous and sub-bituminous input coals. These enhancements have produced intellectual property that is protected by seven patents that have been recently acquired by the Company.  Additional patent applications for the C2O-Rinker Process have been filed under the Patent Cooperation Treaty covering several foreign countries, including China and Mongolia, South Africa, Australia, Japan, Indonesia and Canada. The intellectual property rights for the C2O-Rinker Process Chinese and Mongolian patents have been assigned to a Chinese-American joint venture.

iv.	The Process

Known as the C2O-Rinker Process after the recently acquired technology development company, C2O Technologies, LLC and the inventor, Franklin G. Rinker, the process is simple and efficient and could be described as “elegant.” Input coal is prepared and fed into a reactor where it is partially pyrolyzed to allow the volatiles contained within the coal to sublimate, or “cook off.” This is accomplished at a much lower temperature than competing coal-to-liquid processes that tend to break molecules down to the most basic element level. In the C2O-Rinker Process, sublimated vapor is recovered, condensed and processed to form coal derived liquid (CDL) while the remaining mass is processed into high quality activated carbon which has many applications.  The process is self-sustaining in that once started, it will run continuously on process heat and sweep gas without additional energy input.

The C2O-Rinker Process achieves its efficiencies by converting the “easy” part of the input coal, the volatiles, into coal derived liquid at a much lower and more economical temperature while leaving the more complex molecules as coal char.  The CDL is subsequently hydrotreated to produce synthetic crude that closely resembles the properties of Louisiana Light Sweet (LLS) crude oil at the rate of about .57bbl per input ton of coal. Approximately 1.457MM gallons/day of industrial water is a significant by-product of the process that is mostly reused during hydrotreating and in producing the activated carbon.  Coal Char from the proprietary pyrolyzer is further processed to produce approximately 6,300 tons per day of activated carbon at a low cost per ton of production.

Figure 10: Typical Mass Balance Using PRB Input Coal

v.	The Pyrolyzer

The Pyrolyzer is the proprietary piece of equipment developed exclusively for the C2O-Rinker Process through which coal is partially pyrolyzed in an elegant way. Elegant in that the input coal is “cooked” at just the right temperature to cause portions of the input coal, the volatiles, to sublimate. The pyrolyzer is unique in the way it very efficiently indirectly heats the input coal from a fluidized bed.  The fluidized bed approach a broader range of coals can be pyrolyzed to include both bituminous and sub-bituminous input coals. Soft, low-grade coals that contain high levels of volatiles like the PRB coal found in Wyoming and Montana that contain up to 50% volatiles on a dry matter basis are ideal for pyrolyzation.  This type of coal yields the largest amount of Coal Derived Liquid (CDL) per ton of input coal.  CDL can then be hydrotreated to produce and intermediate-grade synthetic crude oil that has many of the same properties as Louisiana Light Sweet (LLS). The way in which the pyrolyzer extracts the “easy” portion of the coal for conversion into crude oil, leaving the heavy molecules as “upgraded” carbon is truly elegant since it requires far less energy than competing technologies.

The pyrolyzer and the entire C2O-Rinker Process has been fully vetted by Amec Foster Wheeler (AmecFW), an engineering, procurement and construction (EPC) firm located in Houston, TX. AmecFW has been working closely with C2O Technologies, LLC and the Chinese to finalize the cost, schedule and performance of the 1500 metric ton per day pilot plant utilizing the C20-Rinker Process which is currently deploying inside China through a Joint Venture. Foster Wheeler would be available to provide the EPC function for the project, extending the technical guarantees for the process as well as the cost, schedule for project construction and the quantity and quality of offtakes making the project a low-risk with respect to technology.

vi.	Compared to Other Coal to Oil Projects and Unconventional Oil Resources

There are only two other known, commercially available coal-to-oil technologies which are indirect conversion (SASOL of South Africa) and direct conversion (Shenuah in China). Both technologies have capital costs more than twice that of the C2O-Rinker Process resulting in an expensive, energy intensive process that converts a maximum of 35% of the coal to a liquid product. The C2O-Rinker Process makes two value-added products from the coal at much lower temperatures resulting in twice the revenue and profit per input ton of coal.

Figure 11: Comparing C2O-Rinker Crude Oil Production Cost

vii.	Technology Differentiators

Currently Deploying.  Pilot Plant using the C2O-Rinker Process has been engineered and is near kickoff for Central China

Sound. The technology has been developed, tested and is commercially available – on the shelf

Unique. It is the only coal processing technology that efficiently produces products of higher value exceeding an estimated 600% of the value of the input coal

Validated.  DOE Clean Coal Project validated the partial pyrolysis during five years of pilot plant operation in the 1990s using Powder River Basin (PRB) coal

Flexible.  Can be configured to produce a variety of higher-value commodity products

Enhanced. Enhancements have significantly expanded the range of useable input coals and increased efficiency

Protected. Seven U.S. patents protect the baseline process

Elegant.  Self-sustaining, the process runs on process heat and sweep gas

Proprietary. Pyrolyzer is a proprietary component of the process.

Low-Risk. A plant employing the technology can be “wrapped” by AmecFW and further enhanced with a tailored Risk Performance Management (RPM) Package.

Figure 12: Proprietary 2,500 Dry Tons Per Day Pyrolyzer

viii.	The Project

The Belle Fourche Coal Refining Project consists of two sites containing process equipment.  A Pre-Commercial Production Line on one site and a Full-Scale Coal Refinery on an adjacent site.

Pre-Commercial Production Line

A 100 ton/day pre-commercial production line would be constructed on one of two locations:  The Green Bridge Industrial Park, or on half of the ground located inside the Cordero Rojo Mine Northern Loadout (approximately 30 acres +/-).  This site would be acquired through long-term lease and support product and market development activities as well as Research, Development, Test and Evaluation (RDTE) of process equipment.  The Company is already in discussions to lease a site where we would envision a robust and ongoing development activity in support of Hathaway Activated Carbon, Inc., strategic plans.

Possible Locations of the Pre-Commercial Production Line

Figure 13: Green Bridge Industrial Park Site

Figure 14: CRM Northern Loadout Site

Full-Scale Coal Refinery

The Company plans to contract with AmecFW for the construction of the coal refinery which consists of:

•	coal receiving and storage
•	coal preparation and drying
•	six coal processing lines
•	coal char handling and briquetting
•	soil amendment production
•	coal derived liquid (CDL) hydrotreatment
•	product storage and loadout
•	balance of plant

The project would consist of six operating lines, each line capable of processing up to 2,500 tons of dried coal per day.  We use the figure of 18,000 tpd of “as received” coal (28% moisture) X 300 days/year or approximately 5.4 tons of input coal per year.  The production lines would be reconfigurable to produce either activated carbon, a metallurgical briquetted product or a thermal briquetted product.  As market demand for the activated carbon market increases, processing lines would be converted from the production of briquetted coal char products to the production of activated carbon granules.

Figure 15: Six Reconfigurable Process Lines

For each activated carbon line, liquid propane gas or natural gas would be used at startup to reach full operational capacity.  Once full operational capacity is attained, sweep gas and process heat are used to provide the heat necessary to operate the line.  Once fully operational, each line can operate without the addition of supplemental energy.  This means the operating costs of the plant can be very predictable and not influenced by fluctuating natural gas or crude oil markets.

Location of the Full-Scale Coal Refinery

The project would be located in the Powder River Coal Basin (PRB) of Wyoming, prospectively at the location depicted in Figure 12.  Negotiations have been initiated with four landowners which own approximately 2000 acres of land surrounding the point shown as “Site 2: Belle Fourche”. The prospective site is truly unique and has strategic implications.  The site lies within a 2-mile radius of three different mine loadouts:  Cordero Rojo Mine (Cloud Peak Energy), Belle Ayr Mine (Contura Energy West) and Caballo Mine (Peabody Coal).  Input coal could be acquired and delivered by conveyor belt from any of these three mines.  There is an existing underpass through which mine hauler equipment can access the site from the Cordero Rojo Mine.

The site is located on a section of the main PRB rail line which has rail access to both the Union Pacific Railroad (UP) as well as the Burlington Northern Santé Fe (BNSF) Railroad. The site lies immediately south of Bishop Road which is paved and can handle commercial truck traffic.

Plans are being developed to work closely with the Army Corps of Engineers to relocate approximately 7200’ of a seasonal waterway (a branch of Caballo Creek), to facilitate the development of a main industrial site that is approximately 400 acres in size.  A second industrial site of approximately 83 acres could also be developed and would be ideally situated to serve as the beginning point of a coal slurry pipeline that would support future coal refineries to be located approximately 50 miles east of Site 2: Belle Fourche.  In addition to the first two industrial sites, a third industrial site measuring approximately 140 acres would also be developed for strategic purposes.  It is envisioned that south of the main industrial site and lying approximately 100’ higher in elevation a reservoir would be constructed to hold approximately 150,000 acre-feet of water.  Below the reservoir would lie a 3,000 acre-feet discharge pond so that industrial water that is not reused can be incrementally tested, possibly treated, and then released back to the environment.

Figure 16:  Proposed Location for the Belle Fourche Coal Refinery

ix.	Environmental Permitting

The C2O-Rinker Process is a very “Green” process which is the benefactor of significant investments made by the US Government’s Department of Energy “Clean Coal” Program.  Further, soil amendment product produced by the process has the affect of increasing plant activity which then use more CO2 from the atmosphere and in an indirect way reduces Greenhouse Gas (GHG) in the atmosphere.

The hurdle for environmental permitting would be the Title V Air Permit pursuant to the provisions of the U.S. Clean Air Act (CAA).  It is our current understanding that the State of Wyoming has been delegated Title V regulatory authority by the Federal Government. We expect to locate the Project on a site in which the air quality is “in attainment,” and we do not expect to have any issues obtaining the requisite air permit.  The Company would utilize Best Available Control Technology (BACT) in order to be good stewards of the environment.  The Company would work very closely with the Governor’s Office and all regulatory agencies to meet or exceed established environmental policy.

x.	Operations

The Project should become operational on the projected Commercial Operations Date (COD) in the second half of 2020 and should operate continuously for an expected 300 days per year for the design life of thirty years. The Company expects three shifts of twenty employees to work five days per week with two shifts of twenty employees working weekends, training, holidays and shift work. Plant administration would consist of approximately five personnel working one shift per day. Total employment could reach one hundred, five personnel with average annual payroll of $60K per employee would produce an estimated $6.3MM in total annual economic benefit to the community.

During operations, the project would take coal that has been washed and ground to 1/4” minus in size into dryers in which process heat from the plant is used to remove the majority of the moisture. Dried coal is then placed into the proprietary pyrolyzer that is operating at the optimal temperature to cause the complex mass to break apart and the volatile mass to sublimate into a gaseous state. The gas is then removed and condensed into a coal derived liquid (CDL). The CDL is then hydrotreated to produce a synthetic crude oil that is an intermediate-light grade similar to Louisiana Light Sweet (LLS). The carbon mass that did not sublimate is removed from the pyrolyzer, quenched and then prepared for market.  Some or all of the carbon mass emerging from the pyrolyzer is introduced to a second process where it is further refined into activated carbon. Operations of the plant are continuous flow and mostly automated with the primary functions being:

1) loading the coal dryers,
2) monitoring the production systems,
3) safety and quality functions,
4) loading the offtake and
5) perform daily maintenance.

All of the process machinery is standard equipment found in oil refineries and coal mines with the exception of the pyrolyzer which is a new, proprietary piece of equipment with the requisite commercial guarantees. The highly efficient plant relies upon process heat as well as sweep gas to provide the necessary energy to operate.

xi.	The Markets

a.	Crude Oil

Crude Oil is a commodity that is in high demand world-wide and is a fungible commodity. Louisiana Light Sweet (LLS) is currently traded at around $50/bbl on the NYMEX where the commodity can be hedged with futures and/or options contracts. We see the long-term price of crude oil to trade in a range of $45-$55/bbl. The Company would sell the synthetic crude oil offtake under a long-term “take and pay” agreement to a crude oil refinery such as Sinclair Oil, Suncor Energy (USA), HollyFrontier, or Par Pacific Holdings that are all accessible by pipeline and collectively represent a 300,000bpd market. The Company has a lot of data on the yield we expect from PRB coal which is expected to be .57 bbl per input ton for a single pass through the pyrolyzer.

b.	Coal Char

There are two primary markets for which coal char from the C2O-Rinker Process may be marketed. The Company will likely market product to both markets with the objective on maximizing profits while diversifying market risk.

Metallurgical Coal.  Activated carbon from a single pass through a pyrolyzer may be marketed to those modern steel mills that utilize Pulverized Coal Injection (PCI) technology to inject additional carbon into a basic oxygen blast furnace. US Steel and AK Steel have the requisite technology in the United States, but the larger market is overseas in China, India, Brazil, France, Germany and Russia. In a normal market, PCI of the quality that would be produced at the plant would be priced at $120-$150/metric tonne at the foreign port. The Company would not expect to see this level of pricing until metallurgical mining capacity is better balanced with worldwide steelmaking demand. However, steel industry protection measures being implemented by the U.S. and the current disruption in the U.S. coal industry could create an opportunity to fetch $30/t over the short term for PCI FOB PRB.

Thermal Coal.  Activated carbon from a single pass through a pyrolyzer may be marketed to electrical utilities for use in producing electricity. Activated carbon is deactivated and briquetted using a small amount of coal tar from the crude oil process as a binder. The briquette produced is high in energy content, low in sulfur content and resistant to moisture. It can be blended with higher-sulfur coal in order to produce a compliant mix of coal for combustion. Approximately 30% of all the electricity produced in the United States is from the combustion of coal. Overseas, thermal coal is used in Japan, Korea, China, Southeast Asia and India in large quantity. We would expect to see thermal coal briquettes that average 12,000 btu/lb to fetch $14/t over the short-term FOB PRB.

c.	Activated Carbon

Hathaway Activated Carbon, Inc., working closely with the University of Wyoming, is developing a commercially available soil amendment product (patent pending) that has the potential to increase crop yields by an average of twenty percent in an economically attractive way.  The environmentally sound soil amendment product, trademarked XXXXXXX™, has at the “root” a reliance upon the practices of ancient cultures that applied charcoal, a form of active carbon, to very poor soils to enhance soil fertility.  Activated carbon acts as an amendment when applied to soil by retaining moisture and plant nutrients through a mechanism that makes these vital ingredients readily available to the root system of the plant.  As the content of activated carbon builds in the soil over time, an increasing amount of moisture and plant nutrients are retained for crop production with less volatilization to the atmosphere and less leaching into groundwater and less runoff of streams, rivers which causes the process of eutrophication.

An extract from “Sources of Eutrophication”.  2017. World Resource Institute. 10 G Street NE, Washington, DC  online: http://www.wri.org/our-work/project/eutrophication-and-hypoxia/sources-eutrophication Nutrient pollution released to freshwater and coastal areas comes from many diverse sources including agriculture, aquaculture, septic tanks, urban wastewater, urban stormwater runoff, industry, and fossil fuel combustion. Nutrients enter aquatic ecosystems via the air, surface water, or groundwater:

Figure 17: Nutrient Deposition³

From region to region, there are significant variations in the relative importance of nutrient sources. For example, in the United States and the European Union, agricultural sources—commercial fertilizers and animal manure—are typically the primary sources of nutrient pollution in waterways, while urban wastewater is often a primary source of nutrients in coastal waterways of South America, Asia and Africa.

Agricultural Sources.
Agricultural nutrient sources include fertilizer leaching and runoff from agricultural fields; manure from Confined Area Feeding Operations (CAFOs); and aquaculture operations.

Chemical fertilizers
Between 1960 and 1990, global use of synthetic nitrogen fertilizer increased more than sevenfold, while phosphorus use more than tripled. Studies have shown that fertilizers are often applied in excess of crop needs.¹ The excess nutrients are lost through volatilization (when nitrogen vaporizes in the atmosphere in the form of ammonia), surface runoff, and leaching to groundwater. On average, about 20 percent of nitrogen fertilizer is lost through surface runoff or leaching into groundwater.¹ Synthetic nitrogen fertilizer and nitrogen in manure that is spread on fields is also subject to volatilization. Under some conditions, up to 60 percent of the nitrogen applied to crops can be lost to the atmosphere by volatilization²; more commonly, volatilization losses are 40 percent or less.¹ A portion of the volatilized ammonia is redeposited in waterways through atmospheric deposition. Phosphorus, which binds to the soil, is generally lost through soil erosion from agricultural lands.

References:
¹Millennium Ecosystem Assessment. 2005. Ecosystems and Human Wellbeing: Policy Responses Volume 3. Chapter 9: Nutrient Management: pp. 295-311. Primary Authors: Howarth, R. and K. Ramakrrshna. Eds. K. Chopra, R. Leemans, P. Kumar, and H. Simons. Washington, DC: Island Press.
²University of Delaware Cooperative Extension. 2009. “Urea and Nitrogen Volatilization.” Available at: http://kentagextension.blogspot.com/2009/01/urea-and-nitrogen-volatilization.html
³Paerl, Hans W.  2006

The Company proposes to replace the 20% of nitrogen that is lost through surface runoff or leaching into groundwater with an equal amount of XXXXXXX™.  The XXXXXXX™ would act to stabilize the remaining 80% of the nitrogen thereby eliminating the runoff or leaching.  The plant realizes the full measure of applied nitrogen without losses to the environment.  The XXXXXXX™ would remain in the soil from year to year and provide increased nutrient and water retention which increases soil fertility.  Due to its polycyclic aromatic structure, activated carbon is chemically and microbiologically stable and persists in the soil for centuries. Therefore, soil treatment with XXXXXXX™ is accumulative, ever increasing the soil productivity.  Over time, the capacity of the soil to support additional plant activity increases because of the buildup of XXXXXXX™ to a level of approximately 1-2 tons per acre depending upon soil type.  Once the level of XXXXXXX™ is built to a sufficient level in the soil, we would expect to see the soil support an additional 20% in crop yield.

Value Proposition.  Much More for Less.  The value proposition for XXXXXXX™ is to replace the 20 percent of nitrogen fertilizer usually lost through surface runoff or leaching into groundwater with activated carbon at a lower cost per unit, thereby creating a savings to the farmer while simultaneously providing a way to 1) stabilize the remaining 80 percent of the applied nitrogen fertilizer and 2) build soil fertility over time.  The farmer should realize the same level of crop production for less money, and over time and as the soil fertility is built, additional crop production can be achieved on the same ground by increasing the application of plant nutrient to the original level of nitrogen fertilizer into a substrate that can support the additional plant activity.  Crop production can be increase an average of 20 percent with less environmental impact and at a lower cost than is the current standard.

How It Works.  The patent pending soil amendment product is created by processing specific coals in the patented and proprietary C2O-Rinker Process.  Uniquely, the process can very cleanly pyrolyze coal in volume that can meet the demands of the commercial agriculture market at a price point that provides for a handsome return on investment over the long run.  XXXXXXX™ is produced with a very minimal impact on the environment as ninety percent of the Greenhouse Gas (GHG) emissions are captured and used for enhanced oil recovery.  Most importantly, XXXXXXX™ itself is clean and won’t disturb the soil chemistry, but will enhance soil productivity in the same way that additional organic matter would enhance soil fertility.

When applied, XXXXXXX™ remains in the soil and builds retention capacity over years of application which in turn builds value in the soil.  The product is granular and can be handled and mixed and spread or applied through the planter along with commercially available fertilizers.  The product contains approximately 3 percent nitrogen and is applied to soils directly, or in a blend of up to 20 percent XXXXXXX™ to 80 percent urea or commercial fertilizer.  As an example, assume that soil analyses call for 150# of nitrogen to be applied to a field to provide the requisite plant nutrient to achieve a desired crop yield.  The farmer plans to meet the nitrogen requirement by spreading granular urea (46% N) at the rate of 326# per acre and incorporate that urea into the soil with a disc-harrow soon after the application and prior to planting.  Using current pricing for urea of $400/ton bulk (46-0-0), FOB Tennessee Farmers Cooperative, Lawrence County, Tennessee on Monday, March 13, 2017 and assuming $3.50/acre for the application and incorporation, the cost per acre to meet the nitrogen requirement for the crop becomes $68.70/acre. Alternatively, replacing 20% of the urea with a like amount of XXXXXXX™ and spreading the mixture at the rate of 326 lbs per acre at a cost of $60.55/acre can save the farmer approximately 12% in nitrogen cost PLUS build the soil fertility for future years. An additional benefit would be a prolonged carry-over of pesticides that remain active in the soil from year to year and would serve to reduce the amount of pesticide applied annually which works fine for a standard corn to soybean crop rotation program.

Using the method of application described above, the amount of XXXXXXX™ applied in a single crop year should be sufficient to stabilize the amount of nitrogen being applied to the soil for a single crop year.  However, until a “sufficient” amount of XXXXXXX™ is built into the soil the annual application should be repeated.  We anticipate that a sufficient amount of XXXXXXX™ to be somewhere between 1-2 tons per acre depending upon soil type.  Using the application method described above, it would take 30-60 years of annual applications in order for sufficient XXXXXXX™ to build in the soil.  Each year of application up to the optimal amount would make the soil incrementally more fertile in terms of retaining nutrients, retaining water and providing for increased microbial activity.

To borrow one company’s marketing theme, XXXXXXX™ is not a crop input however XXXXXXX™ is what makes crop inputs more effective.  Not only does XXXXXXX™ make crop inputs more effective, it addresses many contemporary environmental issues.  Needless to say, XXXXXXX™  can be part of the solution to reduce eutrophication.  As important, XXXXXXX™  can act to prevent leaching which has impacted much of the ground water in heavy row-crop areas of the United States.  Further, and a not so obvious point is that the use of  XXXXXXX™ to increase crop yields by as much as 20 percent around the globe not only has the benefit of providing additional production capacity for a growing world population, but it also has a positive impact on greenhouse gas reduction.  Plants need CO2 for the photosynthesis process and increased plant activity requires an increased amount of available CO2.  In effect, XXXXXXX™ supports the natural CO2 cycle through increased plant activity. One can say that XXXXXXX™ is the catalyst for a number of positive things:  increased profits to the farmer, reduced environmental impact from crop production, increased food production capacity for a growing population.

In Japan.  As a result of intensive research performed in the 1980’s to increase crop production with limited available land, carbonized materials were formally authorized for use as soil amendments in Japan. It has been reported that Japanese agriculture successfully used 4.5 million metric tons of carbonized materials as soil amendments in the year 1999.  Okimori, Y.; Ogawa, M. and Takahaski, F. Mitigation and Adaptation Strategies for Global Change. 2003, 8, 261-280.

Application.

Step 1:  XXXXXXX™ is produced in the patented and proprietary C2O-Rinker Process, to a specification that includes approximately 3% of nitrogen/cwt when hydrated to the 12% level with a 50% urea in solution.

Step 2: XXXXXXX™ is distributed through the normal fertilizer supply chain as a bulk, granular product.  It is custom mixed at the fertilizer dealer and used to replace chemical fertilizer in a ratio of 1-1 by weight volume up to 20 percent of the total volume.  XXXXXXX™ is effective with any type of fertilizer, but the return on investment (ROI) is optimized when used to replace nitrogen (urea).

Step 3: The amount of urea spread per acre can be reduced by up to 20 percent weight volume as this is the amount that is usually lost to the environment.  Replace 20 percent of the weight volume of the required urea with the same weight of XXXXXXX™ which would cost approximately 12 percent less.

Step 4: Spread the fertilizer and XXXXXXX™ mixture normally, with the peace of mind that the mixture will not volatize to the atmosphere as would normally be the case with urea under certain most conditions.

Step 5: XXXXXXX™ acts to retain the urea in the soil as well as moisture and pesticides.  The action of the XXXXXXX™ makes the reduced amount of urea applied to the field perform as well as the full requirement.  In addition, XXXXXXX™ stays in the soil indefinitely to gradually increase fertility over time.  An added bonus is the carryover of pesticide which can act to lower the overall input cost the following crop year.

Results.  Over a few crop years, as the amount of XXXXXXX™ builds in the soil, soil fertility is enhanced.
The soil fertility enhancement is not limited to:

•	Increased nutrient retention capacity
•	Increased moisture content capacity
•	Increased microbial activity
•	Lower soil compaction
•	Lower soil pH

At this increased level of soil fertility, fertilizer application rates can be increased to support an estimated 20 percent greater crop yield on the same acreage.

Additional benefits for the broad use of cost effective soil amendments:

•
Widespread use of soil amendments like XXXXXXX™ will provide an incentive in the developing nations to cease further deforestation to meet ever increasing needs to feed a growing population. Instead of continued deforestation, reforestation and recuperation of degraded land for agricultural purposes would gain magnitude. Presently, deforestation is estimated to contribute as much as 27% of the net CO2 atmospheric emissions contributing to climate change. Palm, C.; Tomich, T.; Noordwijk, M. v.; Vosti, S.; Gockowski, J.; Alegre, J. and Verchot, L.  Environment, Development and Sustainability.  2004, 6, 145-162.

•
Improving the soil used in agriculture with the addition of soil amendments is stated at the international level as a means to improve soil productivity, soil fertility and also to mitigate climate change as the carbon and adsorbed gases like carbon dioxide CO2 and methane CH4 are retained in the soil. Therefore, the future use of complimentary soil amendments is of ever increasing importance the farmers of the world address the anticipated population growth.   Dr. Steiner, Christoph;  Soil Charcoal Amendments Maintain Soil Fertility and Establish a Carbon Sink – Research and Prospects.  ©2007 Nova Science Publishers, Inc., pgs 2-3.

•
The ash content of the XXXXXXX™ is expected to be as high as 15% by weight.  Although not clearly understood at this time, we expect the ash to be of value to the process of increasing soil fertility over time.

Market Metrics  There is approximately 500MM acres of land under some type of tillage in the United States that would benefit from the use of XXXXXXX™ as a soil amendment.  Using the scenario described above in which 65# per acre were spread along with 261# of urea (326# total per acre),  then in one year the requirement for XXXXXXX™ becomes 500MM X 65 = 32.5 billion pounds, or 16.25MM tons.  Assuming that a single industrial plant employing the C2O-Rinker Process produces 1.9MM tons of XXXXXXX™ per year, the requirement for industrial plants becomes 16.25 divided by 1.9 = 8.6 total industrial plants for the United States market.

Further, assuming the price point for XXXXXXX™ is $150/ton retail, then we would expect the wholesale fertilizer dealer to pay $100/ton FOB railcar at the industrial plant.  Assuming a conversion percentage of 35%  input coal to XXXXXXX™, then the realized revenue on the input coal from the sale of XXXXXXX™ is $35/input ton.  This amount of revenue per input ton of coal is a factor of 3.5 higher than input coal is currently fetching.  The dollar value of the annual market for XXXXXXX™ alone is estimated to be $100 X 16.25MM or $1.625 billion at the wholesale level.  Please note that the sale of additional products (like synthetic crude oil) derived from the input coal would increase the overall revenue per input ton of raw coal.

Lastly, assume the optimal buildup of XXXXXXX™ in the soil is 1.5 short tons per acre on average across the 500MM acres of soil under tillage in the United States, and the rate of application of XXXXXXX™ is 65# per year.  It will take approximately 46 years of the entire production of six industrial plants to satisfy the projected requirement.

Bottom Line.  The Company sees the exploitation of the prospective soil amendment market as being the highest and best use for the activated carbon offtake. Assuming activated carbon does increase crop production by an average of 20%, we estimate that commercial agriculture would be willing to pay $100/t for the product FOB plant. We estimate the farmer would receive $1.80 in return for each $1.00 of activated carbon purchased to a point of diminishing return at about two tons per acre. We estimate the size of the market to be 16.25MM tons of activated carbon per year, which would require about nine coal refineries to satisfy. The total amount of input coal consumed by eighteen plants to produce the requisite amount of soil amendment to satisfy the market would be approximately 50MM tons per year which is about half of the amount produced by the Black Thunder mine each year. The dollar value of the emerging soil amendment market is estimated to be $1.6B per year.

xii.	The Objective Profit Model

The objective profit model for the Project, defined as the state at which the commercial agriculture soil amendment market is using all of the activated carbon, is simplest to understand when it is normalized around “input tons” of coal. That profit model is (input ton = it = 2000#):

Income

Crude Oil = .57bbl/it X $50/bbl = $28.50/it

Activated Carbon = .35t/it X $100/t = $35/it

Total Income = $63.50/it

Expenses

COGS = $10/it coal + $2/it preparation + $3/it O&M = $15/it

Amortization = $12/it

Other = $2/it

Total Expenses = $29/it

EBITDA

$63.50/it - $15/it = $48.50/it X 18,000 X 300 = $261,900,000 per annum

EBITD

$63.50/it – $29/it = $34.50/it X 18,000 X 300 = $186,300,000 per annum

Breakeven

Assuming total expenses at $29/it

Assume two products:

•	A carbon-based product that has a relatively stable market
•	Synthetic crude oil that is indexed to a less stable market

Further assuming the minimal price for briquetted thermal product at $14/t

The contribution of the briquetted thermal product toward breakeven is $14/t X .6 = $8.40/it

Breakeven for the synthetic crude in terms of input tons of coal: $29/it - $8.4/it = $20.6/it

This makes the breakeven for the synthetic crude to be $20.6/it divided by.57 bbl/it = $36/bbl

Doing the same calculation using soil amendment as the carbon offtake:

The contribution of the soil amendment product toward breakeven is $100/t X .35 = $35/it

Breakeven for the synthetic crude in terms of input tons of coal: $29/it - $35/it = $-6/it

This means we could pay someone $6/it divided by .57bbl//it = $10.50/bbl to take the synthetic crude

xiii.	Government Agencies/Academia in Support of the Project

a)	Governor’s Office

Citing the need for a comprehensive approach to diversify the Wyoming economy, Governor Matt Mead announced in November 2016 that he is creating the ENDOW initiative (https://www.endowyo.biz/). The initiative will coordinate and expand ongoing efforts across the state, as well as produce measurable results expanding the Wyoming economy. He made the announcement during the Governor’s Business Forum, hosted by the Wyoming Business Alliance.

b)	Wyoming Business Council

The State of Wyoming created the Wyoming Business Council in 1998 to focus public and private efforts to build a strong job creation base in the new economy with manufacturing and technology as core competencies while strengthening the existing business and industry groups under energy, agriculture, tourism and travel (http://www.wyomingbusiness.org/content/about/mission). Working closely with the Council, the Company will evaluate various mines and sites that may be for sale. The Gillette, WY office of the Council is in close contact with all of the mining companies in the PRB and has been made aware of the requirements of the Project. In addition to the Council, the Company is in contact with one major coal company that mines in the region. The prospect of finding a suitable project site at a good price is very high.

c)	Campbell County Economic Development

Campbell County (http://www.energycapitaled.com/doing-business-here/why-campbell-county/) has all of the resources that businesses need to grow, expand and thrive.   We have the workforce, locations, supportive city and county governments, local businesses looking for suppliers, partners and customers, Interstate, rail and commercial jet transportation services and most of all - a great community in which to live, grow and play.  There are many additional factors that make Campbell County and Gillette the right place for your business. These include: a progressive and hard work business attitude in the area, the quality of the workforce, the welcoming nature of the community, the business-friendly attitude of the businesses, leaders and government and the support and assistance available from many local and statewide agencies. In Campbell County you will find a dedicated, skilled workforce that is available and ready to work.

d)	University of Wyoming

The Company plans to work closely with the University of Wyoming School of Energy Resources (SER), located in Laramie, WY (http://www.uwyo.edu/ser/building/). The Deputy Director of the Emerging Projects and Technology at the SER has taken a personal interest in the proposed Project and has extended access to the SER Staff on a fee for service basis. The SER Staff is uniquely equipped to help “productize” of the granular coal char product for use as a soil amendment in commercial agriculture. Additionally, SER has knowledge and access to technologies that could be complementary to the C2O-Rinker Process to enhance profitability.

e)	Enhanced Oil Recovery Institute

The Enhanced Oil Recovery Institute (EORI), located in Casper, WY (http://www.uwyo.edu/eori/) works to help the State of Wyoming and its energy producers to recover a large resource of stranded oil in depleted oil reservoirs as rapidly, responsibly and economically as possible. EORI is the only institution devoted to enhanced oil recovery in Wyoming oil fields.

f)	Plains CO2 Reduction (PCOR) Partnership

The Plains CO2 Reduction (PCOR), Partnership located in Grand Forks, ND (https://www.undeerc.org/PCOR/) is a multiyear collaboration of over 80 U.S. and Canadian stakeholders that is laying the groundwork for practical and environmentally sound carbon dioxide (CO2) sequestration projects in the PCOR Partnership Region in the heartland of North America.

B.	The Offering

The Company is offering a maximum of 200,000 - 7% Convertible Preferred Stock Shares at a price of $100.00 per Share, with all Shares having a value of $100.00.

C.	Risk Factors

See “RISK FACTORS” section of this Registration for certain factors that could adversely affect an investment in the Securities Offered. Those factors include, but are not limited to unanticipated obstacles to execution of the Business Plan, General Economic Factors, the Management’s Inability to Foresee Exuberant Market Downturns and other unforeseen events.

D.	Use of Proceeds

Proceeds from the sale of Securities will be used to invest in the deployment of the Company’s patented and proprietary clean coal technology and development of the emerging commercial soil amendment market.  See “USE OF PROCEEDS” section.

E.	Minimum Offering Proceeds - Escrow of Subscription Proceeds

The Company has set the minimum offering proceeds figure (the “minimum offering proceeds”) for this Offering at TWO HUNDRED THOUSAND 7% CONVERTIBLE PREFERRED STOCK SHARES.    The Company shall make arrangements to place funds raised in this Offering in an escrow, trust or similar account until the minimum offering amount is reached.  Upon reaching the minimum offering amount, the Company shall gain access to all funds invested in the Company through this Offering.  The Company has the right to terminate this offering of Securities at any time, regardless of the number of Securities that have sold. If the Offering terminates before the offering minimum is achieved, or if any prospective Investor’s subscription is rejected, all funds received from such Investors will be returned without interest or deduction.  Any investor who purchases securities in this Offering will have no assurance that other Investors will invest in this Offering. Accordingly, if the Company should file for bankruptcy protection or a petition for insolvency bankruptcy is filed by creditors against the Company, Investor funds may become part of the bankruptcy estate and administered according to the bankruptcy laws.

F.	Preferred & Common Stock Shares

Upon the sale of the maximum number of 7% Convertible Preferred Stock Shares from this Offering, the number of issued and outstanding Preferred Stock Shares of the Company’s Preferred stock will be held as follows:

o	Company Founders & Current Shareholders	0%
o	New Shareholders	100%

Upon the sale of the maximum number of 7% Convertible Preferred Stock Shares from this Offering, the number of issued and outstanding Common Stock Shares of the Company’s Common Stock will be held as follows:

o	Company Founders & Current Shareholders	100%
o	New Shareholders	0%

G.	Company Dividend Policy

The Company has never declared or paid any cash dividends on its common stock. The Company currently intends to retain future earnings, if any, to finance the expansion of the Company. As a result, the Company does not anticipate paying any cash dividends in the foreseeable future to Common Stock Holders.

H.	Company Share Purchase Warrants

The Company has not issued any share purchase warrants.

I.	Company Stock Options

The Company has not issued any stock options.

J.	Company Convertible Securities

The Company, at the completion of this Offering will have 200,000 - 7% Convertible Preferred Stock Shares Issued.

Terms of Conversion or Repurchase by the Company:

All 7% Convertible Preferred Stock Shares must be Converted to Company Common Stock either in the 3rd, 4th or 5th year under the following terms and conditions at the Shareholders’ Option:

YEAR 3: (Shareholder Conversion Option)

At any time during the third year of the investment, the Shareholder may choose on the First Business Day of Each Month to convert each Unit of the Company’s 7% Convertible Preferred Stock for Common Stock of the Company at market price minus 5% of the Company’s Common Stock at time of conversion / closing. The closing price will be the weighted average price of the Common Stock Closing Price over the previous 60 days. Fractional interests will be paid to the shareholder by the Company in cash.

The Shareholder can sell the 7% Convertible Preferred Stock Shares back to the Company at any time after two years for the full-face value of the Shares plus any accrued interest, though the Company has no obligation to purchase the Shares.

Dividends on this 7% Convertible Preferred Stock will be payable on a cumulative basis when, as and if declared by the Board of Directors, or an authorized committee of the Board of Directors, at an annual rate of 7.00% on the stated value of $100.00 per share.

Should the Company not be listed on any Regulated Stock Exchange or OTC Market (“Over-the-Counter inter-dealer quotation system”), the shares shall convert to Common Stock in the Company at the “per share value” of the Company’s Common Stock as determined by an Independent Third Party Valuations Firm that is chosen by the Company’s Board of Directors.

YEAR 4: (Optional Conversion Option)

At any time during the fourth year of the investment, the Shareholder may choose on the First Business Day of Each Month to convert each unit of the Company’s 7% Convertible Preferred Stock for Common Stock of the Company at market price minus 10% of the Company’s Common Stock at time of conversion / closing. The closing price will be the weighted average price of the Common Stock Closing Price over the previous 60 days. Fractional interests will be paid to the shareholder by the Company in cash.

The Shareholder can sell the 7% Convertible Preferred Stock Shares back to the Company at any time after two years for the full-face value of the Shares plus any accrued interest, though the Company has no obligation to purchase the Shares.

Dividends on this 7% Convertible Preferred Stock will be payable on a cumulative basis when, as and if declared by the Board of Directors, or an authorized committee of the Board of Directors, at an annual rate of 7.00% on the stated value of $100.00 per share.

Should the Company not be listed on any Regulated Stock Exchange or OTC Market (“Over-the-Counter inter-dealer quotation system”), the shares shall convert to Common Stock in the Company at the “per share value” (minus any discounts) of the Company’s Common Stock as determined by an Independent Third Party Valuations Firm that is chosen by the Company’s Board of Directors.

YEAR 5: (Optional & Mandatory Conversion Options)

Optional : At any time during the fifth year of the investment, the Shareholder may choose on the First Day of Each Month to convert each unit of the Company’s Convertible 7% Preferred Stock for Common Stock of the Company at market price minus 15% of the Company’s Common Stock at time of conversion / closing. The closing price will be the weighted average price of the Common Stock Closing Price over the previous 60 days. Fractional interests will be paid to the shareholder by the Company in cash.

The Shareholder can sell the 7% Convertible Preferred Stock Shares back to the Company at any time after two years for the full-face value of the Shares plus any accrued interest, though the Company has no obligation to purchase the Shares.

Dividends on this 7% Convertible Preferred Stock will be payable on a cumulative basis when, as and if declared by the Board of Directors, or an authorized committee of the Board of Directors, at an annual rate of 7.00% on the stated value of $100.00 per share.

Mandatory: On the last business day of the 5th year of the investment, the Shareholder MUST convert each Unit of the Company’s 7% Convertible Preferred Stock for Common Stock of the Company at market price minus 15% of the Company’s Common Stock at time of conversion / closing. The closing price will be the weighted average price of the Common Stock Closing Price over the previous 60 days. Fractional interests will be paid to the shareholder by the Company in cash.

Should the Company not be listed on any Regulated Stock Exchange or OTC Market (“Over-the-Counter inter-dealer quotation system”), the shares shall convert to Common Stock in the Company at the “per share value” (minus any discounts) of the Company’s Common Stock as determined by an Independent Third Party Valuations Firm that is chosen by the Company’s Board of Directors.

The Company has the Right to convert the 7% Convertible Preferred Stock Shares to Common Shares of the Company should the Company be acquired or merged with another company (where the Company has less than 50% controlling interest). The Company has the Right to “Call In” all 7% Convertible Preferred Stock Shares at the value of the Common Stock Shares, less the appropriate percentage discount in the Year that the acquisition or merger occurs.

As of June 1, 2017, the Company has issued no Convertible Securities.

K.	Stock Option Plan

In 2016, The Board adopted an equity incentive stock option plan (the “Plan”), under which the Board of Directors has reserved THREE HUNDRED THOUSAND shares of Common Stock for issuance upon exercise of options granted pursuant to the Plan. The plan is administered by the Board of Directors or a committee appointed by the board (the “Committee”). The committee has the authority to modify, extend or renew outstanding options and to authorize the grant of new options in substitution therefore, provided that any such action may not, without the written consent of the optionee, impair any rights under any option previously granted.

L.	Reporting

For tax and accounting purposes, the Company’s fiscal year will end on September 30th of each year, and all financial information will be prepared in accordance with the accrual method of accounting. The books and records of account will be kept at the Company’s Address. The Company will furnish each Shareholder, within 120 days after the end of each fiscal year, the Company’s Audited Financial Statements in an Annual Report on SEC Form 1-K, which is filed with the United States Securities and Exchange Commission, and within 30 days after the 30th of March of each fiscal year, the Company’s shall provide its unaudited financial statements in a semi-Annual Report on SEC Form 1-S, which is also filed with the Securities and Exchange Commission. The reports will be filed electronically. You may read copies of any materials the Company files with the SEC at www.sec.gov, or at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet Site that will contain copies of the reports that the Company files electronically. The address for the Internet site is www.sec.gov.

M.	Stock Transfer Agent

Mountain Share Transfer, LLC
2030 Powers Ferry Road, Suite #212
Atlanta, GA  30339
Office: (303) 460-1149
Fax: (404) 816-8830
E-mail: esn@mountainsharetransfer.com
www.mountainsharetransfer.com

N.	Subscription Period

The Offering will commence promptly after the date of this Offering Circular and will close (terminate) upon the earlier of (1) the sale of 200,000 - 7% Convertible Preferred Stock Shares, (2) One Year from the date of the Qualification of this Offering by the United States Securities and Exchange Commission, or (3) a date prior to the date of Qualification of this Offering by the United States Securities and Exchange Commission that is so determined by the Company’s Management (the “Offering Period”).

The 7% Convertible Preferred Stock Shares are being offered by the Company on a “Best Efforts” basis without the benefit of a Placement Agent. The Company can provide no assurance that this Offering will be completely sold out. If less than the maximum proceeds are available, the Company’s business plans and prospects for the current fiscal year could be adversely affected.

The Company shall make arrangements to place funds raised in this Offering in an escrow, trust or similar account until the minimum offering amount is reached.  Upon reaching the minimum offering amount, the Company shall gain access to all funds invested in the Company through this Offering.  The Company has the right to terminate this offering of Securities at any time, regardless of the number of Securities that have sold. If the Offering terminates before the offering minimum is achieved, or if any prospective Investor’s subscription is rejected, all funds received from such Investors will be returned without interest or deduction.  Any investor who purchases securities in this Offering will have no assurance that other Investors will invest in this Offering. Accordingly, if the Company should file for bankruptcy protection or a petition for insolvency bankruptcy is filed by creditors against the Company, Investor funds may become part of the bankruptcy estate and administered according to the bankruptcy laws.

Q.  Terms and Conditions

The following is a summary of the certain principal terms of Stock Ownership in Hathaway Activated Carbon, Inc.

The Company	Hathaway Activated Carbon, Inc. is a Delaware Stock Corporation.
Company Managers	Biographies of all Managers can be found starting on Page 44 of this Offering.
Minimum Capital Commitment	Each investor will be required to make an investment of a minimum of one 7% Convertible Preferred Stock Shares.
The Offering
The Company is seeking capital commitments of $20,000,000 from Investors. The securities being offered hereby consists of up to 200,000 - 7% Convertible Preferred Stock Shares of the Company, priced at $100.00 per Share subject to the Company’s discretion to increase the size of the offering. The purchase price for the stock interests is to be paid in cash as called by the Company.

Term of the Offering
The Offering will commence promptly after the date of this Offering Circular and will close (terminate) upon the earlier of (1) the sale of 200,000 - 7% Convertible Preferred Stock Shares, (2) One Year from the date of the Qualification of this Offering by the United States Securities and Exchange Commission, or (3) a date prior to the date of Qualification of this Offering by the United States Securities and Exchange Commission that is so determined by the Company’s Management (the “Offering Period”).

The 7% Convertible Preferred Stock Shares are being offered by the Company on a “Best Efforts” basis without the benefit of a Placement Agent. The Company can provide no assurance that this Offering will be completely sold out. If less than the maximum proceeds are available, the Company’s business plans and prospects for the current fiscal year could be adversely affected.

The Company shall make arrangements to place funds raised in this Offering in an escrow, trust or similar account until the minimum offering amount is reached.  Upon reaching the minimum offering amount, the Company shall gain access to all funds invested in the Company through this Offering.  The Company has the right to terminate this offering of Securities at any time, regardless of the number of Securities that have sold. If the Offering terminates before the offering minimum is achieved, or if any prospective Investor’s subscription is rejected, all funds received from such Investors will be returned without interest or deduction.  Any investor who purchases securities in this Offering will have no assurance that other Investors will invest in this Offering. Accordingly, if the Company should file for bankruptcy protection or a petition for insolvency bankruptcy is filed by creditors against the Company, Investor funds may become part of the bankruptcy estate and administered according to the bankruptcy laws.

Conversion Option / Mandatory Conversion
All 7% Convertible Preferred Stock Shares must be converted to Company Common Stock, either in the third, fourth or fifth year under the following terms and conditions at the Shareholder’s Option:

Year 3: (Shareholder Conversion Option)

Shareholder Option: At anytime during the third year of the investment, the Shareholder may choose on the First Business Day of Each Month to convert each unit of the Company’s 7% Convertible Preferred Stock for Common Stock of the Company at market price minus 5% of the

Company’s Common Stock at time of conversion / closing. The closing price will be the weighted average price of the Common Stock closing price over the previous 60 days. Fractional interests will be paid to the shareholder by the Company in cash.

Dividends on this 7% Convertible Preferred Stock will be payable on a cumulative basis when, and if declared by the Board of Directors, or an authorized committee of the Board of Directors, at an annual rate of 7.00% on the stated value of $100.00

The Shareholder can sell the 7% Convertible Preferred Stock Shares back to the Company at any time after two years for the full face value of the Shares plus any accrued interest, though the Company has no obligation to purchase the Shares.

Year 4: (Shareholder Conversion Option)

Shareholder Option: At anytime during the fourth year of the investment, the Shareholder may choose on the First Business Day of Each Month to convert each unit of the Company’s 7% Convertible Preferred Stock for Common Stock of the Company at market price minus 10% of the Company’s Common Stock at time of conversion / closing. The closing price will be the weighted average price of the Common Stock closing price over the previous 60 days. Fractional interests will be paid to the shareholder by the Company in cash.

Dividends on this 7% Convertible Preferred Stock will be payable on a cumulative basis when, and if declared by the Board of Directors, or an authorized committee of the Board of Directors, at an annual rate of 7.00% on the stated value of $100.00

The Shareholder can sell the 7% Convertible Preferred Stock Shares back to the Company at any time after two years for the full face value of the Shares plus any accrued interest, though the Company has no obligation to purchase the Shares.

Year 5: (Optional & Mandatory Conversion Option)

Shareholder Option: At anytime during the fifth year of the investment, the Shareholder may choose on the First Business Day of Each Month to convert each unit of the Company’s 7% Convertible Preferred Stock for Common Stock of the Company at market price minus 15% of the Company’s Common Stock at time of conversion / closing. The closing price will be the weighted average price of the Common Stock closing price over the previous 60 days. Fractional interests will be paid to the shareholder by the Company in cash.

Dividends on this 7% Convertible Preferred Stock will be payable on a cumulative basis when, and if declared by the Board of Directors, or an authorized committee of the Board of Directors, at an annual rate of 7.00% on the stated value of $100.00

The Shareholder can sell the 7% Convertible Preferred Stock Shares back to the Company at any time after two years for the full face value of the Shares plus any accrued interest, though the Company has no obligation to purchase the Shares.

Mandatory Conversion: On the last business day of the 5th year of the investment, the Shareholder MUST convert each unit of the Company’s 7% Convertible Preferred Stock for Common Stock of the Company at market price minus 15% of the Company’s Common Stock at time of conversion / closing.

NOTE: The Company has the Right to convert the 7% Convertible Preferred Stock Shares of the Company should the Company be acquired or merged with another company (where the Company has less than 50% controlling interest). The Company has the Right to “Call In” all 7% Convertible Preferred Stock Shares, less the appropriate percentage discount in the year that the acquisition or merger occurs.

Voting Rights	Preferred Stock Holders have No Voting Rights
Reports to Investors
For tax and accounting purposes, the Company’s fiscal year will end on September 30th of each year, and all financial information will be prepared in accordance with the accrual method of accounting. The books and records of account will be kept at the Company’s Address. The Company will furnish each Shareholder, within 120 days after the end of each fiscal year, the Company’s Audited Financial Statements in an Annual Report on SEC Form 1-K, which is filed with the United States Securities and Exchange Commission, and within 30 days after the 30th of March of each fiscal year, the Company’s shall provide its unaudited financial statements in a semi-Annual Report on SEC Form 1-S, which is also filed with the Securities and Exchange Commission. The reports will be filed electronically. You may read copies of any materials the Company files with the SEC at www.sec.gov, or at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet Site that will contain copies of the reports that the Company files electronically. The address for the Internet site is www.sec.gov.

ITEM 8.  DESCRIPTION OF COMPANY PROPERTY

The Company does not own any real estate. The Company’s physical address is 45 Franks Road, Leoma, Tennessee 38468.  The primary mailing address for the Company is PO Box 356, Leoma, Tennessee 38468. The Company intends to acquire a project site in the Southern Powder River Basin of Northeastern Wyoming.

ITEM 9.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis of the Company’s Financial Condition and results of operations should be read in conjunction with the Company’s consolidated financial statements. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The Company’s actual results and timing may differ from those anticipated in these forward-looking statements and planning as a result of many factors, including those discussed under “Risk Factors” and elsewhere in the prospectus.

The Company is an Emerging Growth Company with limited operating history:

Hathaway Activated Carbon, Inc. commenced operations in October of 2016 as a Delaware Stock Corporation. Accordingly, the Company has only a limited history upon which an evaluation of its prospects and future performance can be made. The Company’s proposed operations are subject to all business risks associated with new enterprises. The likelihood of the Company’s success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the expansion of a business, operation in a competitive industry, and the continued development of advertising, promotions and a corresponding customer base. There is a possibility that the Company could sustain losses in the future. There can be no assurances that Hathaway Activated Carbon, Inc. will operate profitably.

Overview:

The Company has every reason to believe that it can successfully field and operate six lines of the C2O-Rinker Process to the Powder River Basin (“PRB”). A predecessor technology was successfully fielded and operated in the PRB in the 1990s. The technology is currently being fielded to China, and the Company plans to contract with AmecFW to be the Engineering, Procurement and Construction (EPC) Firm for the Project. The technology is simple and elegant and deemed to be very low risk (technically). The largest operational risk is considered to be in the management of the large flow of materials that could potentially “jam-up” the works if not properly planned. Further, daily maintenance is key to stay ahead of mechanical problems that may develop. The Company has every expectation to operate the plant at name plate capacity from the Commercial Operations Date (COD) through the design life of the plant.

The Company expects the plant to successfully operate according to plan and the Company expects to sell the activated carbon offtake to the emerging commercial agriculture soil amendment market. Once the commercial agriculture soil amendment market is realized, the Company expects to gross $63.50/input ton of coal, or approximately $343MM per year, producing $262MM EBITDA annually. This amount of revenue would make the market value of the Company an estimated $1B (4X EBITDA).  Should the Company realize these expectations, share prices for the currently planned distribution of shares, to include shares distributed in subsequent equity rounds, would be valued at approximately $333/share. This would make the approximate ROI to the investor 3.3 times the money in an estimated four to five years making the estimated annualized yield of 27-35% over the 4-5 year period, plus the 7% per annum cumulative dividend.  Management will strive very hard to meet this rate of return for the investors; a rate of return that is considered to be more than adequate in light of the low level of risk.

Management does not view the further expansion of the emerging soil amendment market as a large risk.  More likely, the logistics involved in getting the product to the market at the appropriate time will become challenging.  It may become necessary to warehouse inventories of soil amendment product throughout the country to meet the commercial agriculture application seasons of spring and fall.  Management will plan for adequate working capital to meet the cash flow demands of a seasonal soil amendment market.

ITEM 10.  DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

A.	Directors and Executive Officers. Officer and Director shall serve until his or her respective successor(s) are elected and qualified.

Name	Position

Mr. Kevin Hathaway (Age: 52)	Chairman, CEO and Acting President

Kevin Hathaway shall perform the duties of Acting President until the Project is commission at the beginning of Phase III. At that time, the VP of Operations and Training would be the natural choice to replace Mr. Hathaway and that individual would then backfill his/her position.

Mr. Kevin Hathaway is an eleventh generation American, a Son of the American Revolution and a Son of the Confederacy. His line of Hathaway is a “First Family of Virginia” which extends back to Gloucestershire, England through the Northern Neck of Virginia. Married to wife Laura for twenty-six years, Kevin is a proud father of five and a grandfather of one. Kevin was raised near Marietta, Ohio which was the first permanent settlement in what was known as the Northwest Territory in the late 1700s. Raised on a small diversified farm, Kevin learned many different trades and problem solving techniques growing up. He has successfully applied that knowledge, along with a formal education in finance, to originate and complete many successful projects over a thirty-year period. Kevin can be classified as a driven, successful serial entrepreneur among other things.

A commissioned officer in the U.S. Army Reserve Component, Kevin earned his way to a Bachelor of Business Administration (BBA) in Finance at the Ohio University, Athens, Ohio, while flying helicopters in the Army National Guard. As a company grade officer in the Army National Guard, Kevin was recognized for his leadership ability at the company and battalion level as well as an ability to “think outside the box” which led to a tour of duty in the Army National Guard Bureau Staff of the Pentagon. In the Pentagon, Kevin distinguished himself as a goal oriented innovator while working at the 3-star general officer staff level on very significant projects. Notably, Kevin was on the team that restructured the U.S. Army Reserve Component Aviation Force Structure as part of the Secretary of Defense Les Aspin’s Bottom-Up Review of the early 1990s.

A fallout of the reorganization of the Army Reserve Component Aviation Force Structure was the requirement to simultaneously train collective warfighting skills to multiple of aircrews in the virtual simulation environment. Kevin was handed this task which in the mid-1990s was considered to be in the “too hard to do” category. By working with industry to bring forward new technologies while working as the Chief of U.S. Army New Systems Training Development for all U.S. Army Aviation at Ft. Rucker, Alabama, Kevin was able to develop and obtain funding for a new training system called the Army Aviation Combined Arms Tactical Trainer (AVCATT) which was a disruptive technology that changed the way U.S. Army Aviators train for combat. A US$1B program, AVCATT is now being used as a rehearsal tool in which aviators can collectively fly the mission on geo-specific terrain databases simulating the actual battlefield prior to conducting the actual mission.

In the early 2000s, Kevin was assigned as the Assistant Program Manager (APM) for Low-Rate Initial Production (LRIP) for the development RAH-66 Comanche – the most advanced scout/attack helicopter in the world. The Comanche was unique in that it was very lethal with advanced sensors and networked communications; to keep the weight down was almost entirely made of carbon fiber. Kevin led the manufacturing teams a Boeing-Philly and Sikorsky-Bridgeport to develop new approaches to manufacturing the sophisticated aircraft. Kevin applied his problem solving and leadership skills to help solve some very significant manufacturing challenges like how to save two hundred pounds of weight using “Silverized Kevlar” to enable the aircraft skin conduct static charges, or how to efficiently manufacture the aircraft skin antennae embedded into the carbon fiber.

Over the last fifteen years, Kevin has been a leader in the development of new defense projects for the U.S. Military Command Authority, for the U.S. Army Aviation, for the Missile Defense Agency, and for the defense industry. Typically, Kevin is involved in the front-end of project development: or conception of new projects, the pursuit of new projects through the formal solicitation process, or in the solving of problems that develop during project execution. He is sought-after in the defense community for his ability to persevere and to succeed at very difficult tasks that are normally “first of a kind.” Over the last six years he has expanded into the development of energy and renewable energy projects which is a target rich environment for the use of disruptive technologies.

The C2O-Rinker Process was brought to the attention of Kevin by a close friend in the finance community because of the belief that Kevin could get the disruptive process fielded in an extremely difficult economy. Kevin took the challenge because, compared to other projects successfully completed in the defense sector, fielding the C2O-Rinker Process appeared to be low risk and because the technology seemed to be flexible to create products for new markets. Over the months of working with the technology, Kevin realized that the most lucrative product market for the technology, activated carbon for soil amendment, should be a primary focus and would provide for a compelling value proposition and investment opportunity.

TBD	Vice President of Operations and Training

This shall be one of the first hires that is conducted. The highly qualified professional should have a technical foundation with business and management skills developed through experience in mid-level and senior ranks of a large industrial corporation. Leadership, strong character and good communications skills are essential.

TBD	Vice President of Logistics

Logistics is probably the next most important aspect of the Project since large volumes of value-added commodities need to be transported daily by rail and by truck. This professional needs to have experience moving large volumes of bulk commodities in the U.S. West, and be very well connected throughout that network. Familiarity of rail transportation is essential.

TBD	Vice President of Sales & Marketing

Long-term offtake agreements with large, investment-grade trading partners is essential to the underwriting process of the project funding. This professional must have a long and successful track record of sales in the oil sector, or the coal sector, or the steel sector of the economy. The ability to understand and develop the activated carbon market is key.

TBD	Vice President of Quality & Safety

Quality and Safety are essential to a successful project. This key individual shall be hired about half-way through Phase I to become familiar with the plant design and construction plans. The individual will work closely with the design engineers to ensure that work safety and product quality are “baked into” the project design. Strict safety and quality protocols shall be enforced throughout construction, testing, training and operation of the Project.

TBD	Vice President of Technology Development

The VP of technology development shall participate in the development, employment and protection of all technology used by the Project. Technology shall be developed and adapted to exploit new and developing markets such as the soil amendment market. As new technologies are developed, patent fillings and other measures shall be enforced to protect the Company’s technological advantage.

B.
Significant Employees. All Members of Hathaway Activated Carbon, Inc. as listed above are each considered "Significant Employees", and are each "Executive Officers" of the Company. The Company would be materially adversely affected if it were to lose the services of any member of Hathaway Activated Carbon, Inc. listed above as each he has provided significant leadership and direction to the Company.

C.	Family Relationships. None.

D.
Involvement in Certain Legal Proceedings. There have been no events under any bankruptcy act, any criminal proceedings and any judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of Registrant during the past five years.

E.
Legal proceedings. There are not presently any material pending legal proceedings to which the Registrant is a party or as to which any of its property is subject, and no such proceedings are known to the Registrant to be threatened or contemplated against it.

ITEM 11. EXECUTIVE COMPENSATION

A.	Directors and Advisors Compensation

The Company does not currently pay any cash fees to any Director or Advisor of the Company or any employee of the Company.  The Company shall appoint up to nine Directors to the Board and maintain and an optional non-voting Advisory Board to supplement certain Board activities.  The Chairman shall appoint a Compensation Committee for members of the Board and Advisory Board.  The Compensation Committee shall conduct due diligence to determine a fair and competitive rate to pay members of the Board and Advisory Board.

B.	Compensation of Company Management

In July of 2016, the Company adopted a compensation program for Company Management. Accordingly, Management of Hathaway Activated Carbon, Inc. will be entitled to receive an annual salary of:

	Base	Benefits	Bonus	Total

President	$222,000	$66,000	15%	$319,000
VP Operations & Training	$180,000	$54,000	15%	$261,000
VP of Logisitics	$140,000	$42,000	10%	$196,000
VP of Sales & Marketing	$130,000	$39,000	20%	$195,000
VP of Quality & Safety	$130,000	$39,000	10%	$182,000
VP of Technology Development	$150,000	$45,000	10%	$210,000

Figure 17: Compensation of Company Management

C.	Accrued Compensation

No compensation has been accrued to the Executive Management as of the date of this Regulation A Offering.

D.	Officer Compensation

The Company does not currently pay any cash fees to any Officer of the Company beyond those listed above.

E.	Significant Employees

The Company has no significant employees other than the Company Managers named in this prospectus.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security ownership of certain beneficial owners.

The following table sets forth, as of the date of this Registration Statement, the number of shares of Preferred Stock and Common Stock owned of record and beneficially by executive officers, directors and persons who hold 5% or more of the outstanding Common Stock of the Company. Also included are the shares held by all executive officers and directors as a group.

The Company has had no issues of shares in the previous year.

ITEM 13. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS.

Related Party Transactions

The Company is a stand-alone entity that is closely held by the Hathaway Family. The Hathaway Family has interests in other closely held family companies in the energy, agriculture and defense sectors. The current Hathaway Family shareholders of the Company are:

Mr. Kevin W. Hathaway, Husband	50.0% Equity Shareholder
Mrs. Laura D. Hathaway, Wife	50.0% Equity Shareholder

Consequently, these two shareholders control the operations of the Company and will have the ability to control all matters submitted to Stockholders for approval, including:

Election of the board of directors;

Removal of any directors;

Amendment of the Company’s certificate of incorporation or bylaws; and

Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination.

Mr. Kevin Hathaway and Mrs. Laura Hathaway thus have complete control over the Company’s management and affairs. Accordingly, this ownership may have the effect of impeding a merger, consolidation, takeover or other business consolidation, or discouraging a potential acquirer from making a tender offer for the Common Stock.

Except as otherwise indicated herein, there have been no related party transactions, or any other transactions or relationships required to be disclosed pursuant to Figure 17 of Item 11 of Form 1-A.

ITEM 14. SECURITIES BEING OFFERED

7% Convertible Preferred Stock Shares

A maximum of TWO HUNDRED THOUSAND 7% Convertible Preferred Stock Shares are being offered to the public at $100.00 7% Convertible Preferred Stock Unit.

All 7% Convertible Preferred Stock Shares must be Converted to Company Common Stock either in the 3rd, 4th or 5th year under the following terms and conditions at the Shareholders’ Option:

YEAR 3: (Shareholder Conversion Option)

At any time during the third year of the investment, the Shareholder may choose on the First Business Day of Each Month to convert each Unit of the Company’s 7% Convertible Preferred Stock for Common Stock of the Company at market price minus 5% of the Company’s Common Stock at time of conversion / closing. The closing price will be the weighted average price of the Common Stock Closing Price over the previous 60 days. Fractional interests will be paid to the shareholder by the Company in cash.

The Shareholder can sell the 7% Convertible Preferred Stock Shares back to the Company at any time after two years for the full-face value of the Shares plus any accrued interest, though the Company has no obligation to purchase the Shares.

Dividends on this 7% Convertible Preferred Stock will be payable on a cumulative basis when, as and if declared by the Board of Directors, or an authorized committee of the Board of Directors, at an annual rate of 7.00% on the stated value of $100.00 per share.

Should the Company not be listed on any Regulated Stock Exchange or OTC Market (“Over-the-Counter inter-dealer quotation system”), the shares shall convert to Common Stock in the Company at the “per share value” of the Company’s Common Stock as determined by an Independent Third Party Valuations Firm that is chosen by the Company’s Board of Directors.

YEAR 4: (Optional Conversion Option)

At any time during the fourth year of the investment, the Shareholder may choose on the First Business Day of Each Month to convert each unit of the Company’s 7% Convertible Preferred Stock for Common Stock of the Company at market price minus 10% of the Company’s Common Stock at time of conversion / closing. The closing price will be the weighted average price of the Common Stock Closing Price over the previous 60 days. Fractional interests will be paid to the shareholder by the Company in cash.

The Shareholder can sell the 7% Convertible Preferred Stock Shares back to the Company at any time after two years for the full-face value of the Shares plus any accrued interest, though the Company has no obligation to purchase the Shares.

Dividends on this 7% Convertible Preferred Stock will be payable on a cumulative basis when, as and if declared by the Board of Directors, or an authorized committee of the Board of Directors, at an annual rate of 7.00% on the stated value of $100.00 per share.

Should the Company not be listed on any Regulated Stock Exchange or OTC Market (“Over-the-Counter inter-dealer quotation system”), the shares shall convert to Common Stock in the Company at the “per share value” (minus any discounts) of the Company’s Common Stock as determined by an Independent Third Party Valuations Firm that is chosen by the Company’s Board of Directors.

YEAR 5: (Optional & Mandatory Conversion Options)

Optional : At any time during the fifth year of the investment, the Shareholder may choose on the First Day of Each Month to convert each unit of the Company’s Convertible 7% Preferred Stock for Common Stock of the Company at market price minus 15% of the Company’s Common Stock at time of conversion / closing. The closing price will be the weighted average price of the Common Stock Closing Price over the previous 60 days. Fractional interests will be paid to the shareholder by the Company in cash.

The Shareholder can sell the 7% Convertible Preferred Stock Shares back to the Company at any time after two years for the full-face value of the Shares plus any accrued interest, though the Company has no obligation to purchase the Shares.

Dividends on this 7% Convertible Preferred Stock will be payable on a cumulative basis when, as and if declared by the Board of Directors, or an authorized committee of the Board of Directors, at an annual rate of 7.00% on the stated value of $100.00 per share.

Mandatory: On the last business day of the 5th year of the investment, the Shareholder MUST convert each Unit of the Company’s 7% Convertible Preferred Stock for Common Stock of the Company at market price minus 15% of the Company’s Common Stock at time of conversion / closing. The closing price will be the weighted average price of the Common Stock Closing Price over the previous 60 days. Fractional interests will be paid to the shareholder by the Company in cash.

Should the Company not be listed on any Regulated Stock Exchange or OTC Market (“Over-the-Counter inter-dealer quotation system”), the shares shall convert to Common Stock in the Company at the “per share value” (minus any discounts) of the Company’s Common Stock as determined by an Independent Third Party Valuations Firm that is chosen by the Company’s Board of Directors.

The Company has the Right to convert the 7% Convertible Preferred Stock Shares to Common Shares of the Company should the Company be acquired or merged with another company (where the Company has less than 50% controlling interest). The Company has the Right to “Call In” all 7% Convertible Preferred Stock Shares at the value of the Common Stock Shares, less the appropriate percentage discount in the Year that the acquisition or merger occurs.

The Offering will commence promptly after the date of this Offering Circular and will close (terminate) upon the earlier of (1) the sale of 200,000 - 7% Convertible Preferred Stock Shares, (2) One Year from the date this Offering is qualified by the United States Securities and Exchange Commission, or (3) a date prior the one year anniversary date on which the United States Securities and Exchange Commission has Qualified this Offering that is so determined by the Company’s Management (the “Offering Period”).

The 7% Convertible Preferred Stock Shares are being offered by the Company on a “Best Efforts” basis without the benefit of a Placement Agent. The Company can provide no assurance that this Offering will be completely sold out. If less than the maximum proceeds are available, the Company’s business plans and prospects for the current fiscal year could be adversely affected.

The Company shall make arrangements to place funds raised in this Offering in an escrow, trust or similar account until the minimum offering amount is reached.  Upon reaching the minimum offering amount, the Company shall gain access to all funds invested in the Company through this Offering.  The Company has the right to terminate this offering of Securities at any time, regardless of the number of Securities that have sold. If the Offering terminates before the offering minimum is achieved, or if any prospective Investor’s subscription is rejected, all funds received from such Investors will be returned without interest or deduction.  Any investor who purchases securities in this Offering will have no assurance that other Investors will invest in this Offering. Accordingly, if the Company should file for bankruptcy protection or a petition for insolvency bankruptcy is filed by creditors against the Company, Investor funds may become part of the bankruptcy estate and administered according to the bankruptcy laws.

The Securities to be offered with this proposed offering shall be initially offered by Company, mainly by Mr. Kevin Hathaway, the Company’s Chief Executive Officer. The Company anticipates engaging members of the Financial Regulatory Authority (“FINRA”) to sell the Securities for the Company, though the Company has not yet engaged the Services of any FINRA Broker Dealers. The Company intends to engage a FINRA Broke Dealer to offer the Securities to prospective investors on a “best efforts” basis, and the Company’s Broker Dealers will have the right to engage such other FINRA Broker Dealer member firms as it determines to assist in the Offering. The Company will update this Registration Statement via an amendment to this Registration Statement upon any engagement of a FINRA Broker Dealer to offer the securities.

The Company anticipates that any FINRA Broker Dealer Manager will receive selling commissions of FIVE PERCENT of the Offering Proceeds, which it may re-allow and pay to participating FINRA Broker Dealers who sell the Company’s Securities. The Company’s FINRA Broker Dealer Manager may also sell the Securities as part of a selling group, thereby becoming entitled to retain a greater portion of the selling commissions. Any portion of the selling commissions retained by the FINRA Broker Dealer Manager would be included within the total amount of selling commissions payable by the Company.

The Company anticipates that that its FINRA Broker Dealer Manager may enter into an agreement with the Company to purchase “Underwriter Warrants”. Should the Company enter into an Underwriter Warrants Agreement with its FINRA Broker Dealer Manager, a copy of the agreement will be filed with the United States Securities and Exchange Commission as an Exhibit to an amended Registration Statement of which this Offering is part.

The Company anticipates that the Company and any FINRA Broker Dealer will each enter into a Broker Dealer Manager Agreement, which will be filed with the United States Securities and Exchange Commission as an Exhibit to an amended Registration Statement of which this Offering is part, for the sale of the Company’s Securities. FINRA Broker Dealers desiring to become members of a Selling Group will be required to execute a Participating Broker Dealer Agreement with the Company’s FINRA Broker Dealer, either before or after the date of this Registration Statement.

In order to subscribe to purchase the Securities, a prospective Investor must complete, sign and deliver the executed Subscription Agreement, Investor Questionnaire and Form W-9 to HATHAWAY ACTIVATED CARBON, INC. and either mail or wire funds for its subscription amount in accordance with the instructions included in the Subscription Package.

Except as expressly provided in this Offering, any dispute, claim or controversy between or among any of the Investors or between any Investor or his/her/its Affiliates and the Company arising out of or relating to this Offering, or any subscription by any Investor to purchase Securities, or any termination, alleged breach, enforcement, interpretation or validity of any of those agreements (including the determination of the scope or applicability of this agreement to arbitrate), or otherwise involving the Company, will be submitted to arbitration in the county and state in which the Company maintains its principal office at the time the request for arbitration is made, before a sole arbitrator, in accordance with the laws of the state of Tennessee for agreements made in and to be performed in the state of Tennessee. Such arbitration will be administered by the Judicial Arbitration and Mediation Services (“JAMS”) and conducted under the provisions of its Comprehensive Arbitration Rules and Procedures.

Arbitration must be commenced by service upon the other party of a written demand for arbitration or a written notice of intention to arbitrate, therein electing the arbitration tribunal. Judgment upon any award rendered by the arbitrator shall be final and may be entered in any court having jurisdiction thereof. No party to any such controversy will be entitled to any punitive damages. Notwithstanding the rules of JAMS, no arbitration proceeding will be consolidated with any other arbitration proceeding without all parties’ consent. The arbitrator shall, in the award, allocate all of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party, against the party who did not prevail.

NOTICE: By executing a Subscription Agreement for this Offering, Subscriber is agreeing to have all disputes, claims, or controversies arising out of or relating to this Agreement decided by neutral binding arbitration, and Subscriber is giving up any rights he, she or it may possess to have those matters litigated in a court or jury trial. By executing this Subscription Agreement, Subscriber is giving up his, her or its judicial rights to discovery and appeal except to the extent that they are specifically provided for in this Subscription Agreement. If Subscriber refuses to submit to arbitration after agreeing to this provision, Subscriber may be compelled to arbitrate under federal or state law. Subscriber confirms that his, her or its agreement to this arbitration provision is voluntary.

The description of certain matters relating to the securities of the Company is a summary and is qualified in its entirety by the provisions of the Company’s Certificate of Incorporation and By-Laws, copies of which have been filed as exhibits to this Form 1-A.   No Common Stock is being offered in the Offering Circular.

A.	Description of Company Common Stock.

The Company is authorized by its Amended and Restated Articles of Incorporation to issue an aggregate of 3,000,000 shares of Common stock, no par value per share (the "Common Stock"). As of June 1st, 2017 - 2,000,000 shares of Common Stock were issued and outstanding.

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights except for the voting rights for the election of Directors.

B.	Background Information on the Preferred Stock.

The Company is authorized by its Amended and Restated Articles of Incorporation to issue an aggregate of 200,000 shares of Preferred Stock, no par value per share (the "Preferred Stock"). As of June 1st, 2017 – NO Preferred Stock Shares were issued and outstanding. Upon the full subscription of this Offering, TWO HUNDRED THOUSAND shares of Preferred Stock will be issued and outstanding.

C.	Other Debt Securities. None.

D.	Other Securities to Be Registered. None.

E.	Security Holders.

As of June 1st, 2017, there were TWO MILLION shares of our Common Stock outstanding, which were held of record by TWO stockholders.

F.	Dividends

The Company has never declared or paid cash dividends on its Common Stock Shares. The Company currently intends to retain all available funds and future earnings for use in the operation of Company business and does not anticipate paying any cash dividends in the foreseeable future to holders of our Common Stock. Any future determination to declare dividends for the Company’s Common Stock Shares will be made at the discretion of our board of directors, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

G.	Indemnification of Directors and Officers:

The Company is incorporated under the laws of Delaware. Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, and a vote of stockholders or disinterested directors or otherwise.
The Company’s Certificate of Incorporation provides that it will indemnify and hold harmless, to the fullest extent permitted by Delaware’s General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

Delaware’s General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

any breach of the director’s duty of loyalty to the corporation or its stockholders;

acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

payments of unlawful dividends or unlawful stock repurchases or redemptions; or

any transaction from which the director derived an improper personal benefit.

The Company’s Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

ITEM 15. ADDITIONAL INFORMATION REGARDING MANDATORY SHAREHOLDER ARBITRATION

Except as expressly provided in this Offering, any dispute, claim or controversy between or among any of the Investors or between any Investor or his/her/its Affiliates and the Company arising out of or relating to this Offering, or any subscription by any Investor to purchase Securities, or any termination, alleged breach, enforcement, interpretation or validity of any of those agreements (including the determination of the scope or applicability of this agreement to arbitrate), or otherwise involving the Company, will be submitted to arbitration in the county and state in which the Company maintains its principal office at the time the request for arbitration is made, before a sole arbitrator, in accordance with the laws of the State of Tennessee for agreements made in and to be performed in the State of Tennessee. Such arbitration will be administered by the Judicial Arbitration and Mediation Services (“JAMS”) and conducted under the provisions of its Comprehensive Arbitration Rules and Procedures.

Arbitration must be commenced by service upon the other party of a written demand for arbitration or a written notice of intention to arbitrate, therein electing the arbitration tribunal. Judgment upon any award rendered by the arbitrator shall be final and may be entered in any court having jurisdiction thereof. No party to any such controversy will be entitled to any punitive damages. Notwithstanding the rules of JAMS, no arbitration proceeding will be consolidated with any other arbitration proceeding without all parties’ consent. The arbitrator shall, in the award, allocate all of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party, against the party who did not prevail.

NOTICE: By executing a Subscription Agreement for this Offering, Subscriber is agreeing to have all disputes, claims, or controversies arising out of or relating to this Agreement decided by neutral binding arbitration, and Subscriber is giving up any rights he, she or it may possess to have those matters litigated in a court or jury trial. By executing this Subscription Agreement, Subscriber is giving up his, her or its judicial rights to discovery and appeal except to the extent that they are specifically provided for in this Subscription Agreement. If Subscriber refuses to submit to arbitration after agreeing to this provision, Subscriber may be compelled to arbitrate under federal or state law. Subscriber confirms that his, her or its agreement to this arbitration provision is voluntary.

NOTICE REGARDING AGREEMENT TO ARBITRATE

THIS OFFERING MEMORANDUM REQUIRES THAT ALL INVESTORS ARBITRATE ANY DISPUTE ARISING OUT OF THEIR INVESTMENT IN THE COMPANY. ALL INVESTORS FURTHER AGREE THAT THE ARBITRATION WILL BE BINDING AND HELD IN THE STATE OF TENNESSEE, IN THE COUNTY OF LAWRENCE. EACH INVESTOR ALSO AGREES TO WAIVE ANY RIGHTS TO A JURY TRIAL. OUT OF STATE ARBITRATION MAY FORCE AN INVESTOR TO ACCEPT A LESS FAVORABLE SETTLEMENT FOR DISPUTES. OUT OF STATE ARBITRATION MAY ALSO COST AN INVESTOR MORE TO ARBITRATE A SETTLEMENT OF A DISPUTE.

Enforceability of Mandatory Shareholder Arbitration:

A recent U.S. Supreme Court decision in AT&T Mobility, LLC vs. Concepcion, the Supreme Court upheld the enforcement of contractual arbitration clauses that waive a consumer’s right to bring a class action. While the effect of the Court’s ruling was more a landmark decision on consumer class actions, its importance was also on the more current state of “shareholder class action”, or essentially can corporations also prevent future securities class actions by adding arbitration and class-action waiver clauses in the Company’s Charter, By-laws and Securities Offering?

This issue has been debated in the past, and most recently when the Committee on Capital Markets Regulation recommended that shareholders have the Right “TO ADOPT ALTERNATIVES TO TRADITIONAL LITIGATION BY INSTITUTING ALTERNATIVES SUCH AS ARBITRATION (WITH OR WITHOUT CLASS ACTIONS).”

Conception’s pro-arbitration holding makes it clear that arbitration and class-action waiver clauses can be enforced, even in adhesion contracts that are not negotiated between the parties.

The basis for the Company’s Arbitration clause is based on Concepcion, and based on the ground that Corporation’s, through a public offering of securities, have a “Contract with their Shareholders” it is the Opinion of the Company that the permissibility of arbitration clauses in shareholder-corporation dispute resolution is enforceable. The Federal Arbitration Act and the Supreme Court cases upholding its effect suggest an expansive use of arbitration clauses is possible.

WHEN A CORPORATION MAKES A PUBLIC OFFERING OF SECURITIES, THEY ENGAGED IN ‘INTERSTATE COMMERCE’, THUS MAKING IT POSSIBLE FOR THE COMPANY TO USE THE FEDERAL ARBITRATION ACT.

NOTE: Mandatory Shareholder Arbitration Clauses in Initial Public Offerings of Securities, like this Offering, have not been challenged in the State or Federal Courts, and the enforceability of Mandatory Shareholder Arbitration Clauses (like those contained in this Offering) have not been validated or invalidated by any court, and any future rulings by any State or Federal Court may affect the Mandatory Shareholder Arbitration Agreement associated with this Offering.

A.	Pros and Cons of Mandatory Shareholder Arbitration

i.	Costs

PRO: Unlike court litigation, it is not necessary to hire a lawyer to pursue a claim against the Company in arbitration. Also, arbitration does not ordinarily involve time-consuming and expensive “discovery”, a period during which attorneys for each party subpoena each other’s documents and interrogate each other’s witnesses.

CON: Even though it is not mandatory, most parties elect to be represented by an attorney. Consequently, the cost savings of not using an attorney often is not realized by either party. And unlike court filing fees, which are relatively nominal, arbitration ordinarily entails substantial filing and arbitrator’s fees. For example, the American Arbitration

Association (AAA) charges an Administrative Fee based on the amount of the claim or counterclaim that ranges from $975 for claims less than $10,000, to $8,700 for claims between $500,000 and $1 Million. Additionally, the parties must compensate the arbitrator or arbitrators for their time. A single arbitrator’s fees can exceed $1,500 per day.

ii.	Time

PRO: The arbitrator sets the date, time and place for the hearing after consulting with the parties. It is common for an arbitration to take three to six months from the initial demand to the issuance of an award. Under the AAA rules, special fast-track procedures apply if neither party’s claim or counterclaim exceeds $75,000. In this case, the arbitrator is required to set a date for the hearing within 30 days of confirmation of the arbitrator’s appointment.

CON: A lawsuit in New York State ordinarily takes nine to 12 months, but can take years due to a variety of factors (court schedules, attorney schedules, case investigation times, discovery times, preliminary conference times, deposition times, etc.) to get from the initial filing to the trial. However, unlike in an arbitration, a lawsuit opens up the opportunity to have the court make legal rulings in advance of the trial that narrow the issuers or dismiss all or part of the claims.

iii.	The Decision-Maker

PRO: In an arbitration, the parties can choose an arbitrator who has experience with the industry. Additionally, unlike a judge in a court proceeding whose docket is often dominated by criminal, divorce and personal injury cases, an arbitrator ordinarily has the time to evaluate and decide the dispute.

Con: Unlike an arbitration, a judge or jury ordinarily does not have a background as an owner of a business, an active investor, both, or even neither. Consequently, arbitrators may have a bias that favors one side or the other in an arbitration. For these reasons, one party may object to an arbitrator, and vice versa.

iv.	Evidence

PRO: Because the rules of evidence do not apply in an arbitration proceeding, it is less time-consuming and less expensive to present a case in an arbitration proceeding than in a court trial.

CON: A party in an arbitration proceeding can be confronted with correspondence and affidavits from third-party witnesses who are not available for cross-examination. Likewise, a party in an arbitration proceeding can be confronted with testimony from witnesses who have no first-hand knowledge of the subject of the testimony. In a court proceeding, damages must be proven with reasonable certainty; in an arbitration proceeding, proof of damages can be based on speculation and conjecture.

v.	Discovery

PRO: In an arbitration proceeding, the parties only have limited rights to discover damaging information from the opposing party. Among other things, this means that a party probably will not incur the significant costs of subpoenaing and reviewing the opposing party’s documents and taking depositions of the opposing witnesses. Under the AAA’s fast-track rules for claims under $75,000, there is no discovery (absent exceptional circumstances) except for an exchange of exhibits and lists of witnesses five days before the hearing. In other cases, the AAA rules state the arbitrator has the discretion to direct the parties to exchange documents and other information and identify witnesses, but there is no other discovery (absent exceptional circumstances) except for an exchange of exhibits seven days before the hearing.

CON: Court rules allow each party to use a variety of methods to discover information known only by the opposing party, or a third party, including depositions, interrogatories (written questions) the opposing party must answer under oath and subpoenas for the production of documents. These procedures greatly increase the chances that each party will discover the weakness and strengths of their respective cases before trial.

vi.	Privacy

PRO: Arbitration proceedings are not open to the public and the parties can agree to keep the proceeding confidential.

CON: In a court proceeding, confidential or embarrassing matters cannot be concealed from the public.

vii.	Joining Third Parties

PRO: Third parties who ultimately may be responsible may not be brought into the arbitration without their consent. Thus, most arbitration proceedings involve only the two parties to the contract.

CON: Court rules allow a party who has been sued for something for which a third party is ultimately responsible to bring the third party into the lawsuit by filing a cross-claim or third-party claim. In this manner, all parties involved in the dispute are before the court at the same time in the same lawsuit, and the party who is ultimately responsible bears the ultimate liability.

viii.	Appeal Rights

PRO: Ordinarily an appeal from an arbitration award is permitted only on one of five narrow grounds: The award as procured by corruption, fraud or other undue means;

There was evident partiality, corruption or misconduct by the arbitrator;

The arbitrator exceeded his or her powers;

The arbitrator refused to postpone the hearing or hear evidence, or improperly conducted the hearing; or

There was no arbitration agreement.

Consequently, an award in an arbitration proceeding is rarely overturned, even if the evidence does not support the result.

CON: The losing party in a court case has a right to appeal to a higher court. The basis for the appeal can include alleged errors made by the trial judge as well as alleged mistakes made by the jury, including that the result is not supported by the evidence.

ix.	Enforcement Of The Award

PRO: In an arbitration, the prevailing party can file an application with the local court to confirm the arbitration award and enter judgment in conformity with the award. Once a court enters judgment, the award can be enforced just as any other court judgment, including garnishment or bank accounts and execution and seizures of assets.

CON: Unlike a court judgment, which usually allows the party to enforce the judgment within 30 days, an arbitration award cannot be enforced until a lawsuit is filed and a court formally confirms the arbitration award, and enters a court judgment in conformity with the award. This process usually takes at least 90 days.

ITEM 16. FINANCIAL STATEMENTS SECTION

Company Balance Sheet

HATHAWAY ACTIVATED CARBON, INC.
(An Emerging Growth Company)
BALANCE SHEET - UNAUDITED
AS OF JUNE 1, 2017

Assets
	Current
	Cash	$0
	Account Receivable (Capitalization Commitment)	$0
	Inventory	$0
	Prepaid Expenses	$20,000
	Short-Term Investments	$0
	Total Current Assets:	$20,000

	Fixed (Long-Term Assets)	$0
	Long-Term Investments	$0
	Property & Equipment	$0
	(Less Accumulated Depreciation)	$0
	Intangible Assets	$0
	Total Fixed Assets:	$0

	Other Assets
	Deferred Income Tax	$0
	Other	$0
	Total Other Assets:	$0

	Total Assets:	$20,000

Liabilities & Owner's Equity
	Current Liabilities
	Accounts Payable	$5,900
	Short-Term Loands	$0
	Income Taxes Payable	$0
	Accrued Salaries & Wages	$0
	Unearned Revenue	$0
	Current Portio of Long-Term Debt	$0
	Total Current Liabilities:	$5,900

	Long-Term Liabilities	$0
	Long-Term Debt	$0
	Deferred Income Tax	$0
	Other	$0
	Total Long-Term Liabilities:	$0

	Owner's Equity
	Owner's Equity	$14,100

	Total Liabilities and Owner's Equity:	$20,000

SEE NOTES TO FINANCIAL STATEMENTS

Company Statement of Revenue and Expense

HATHAWAY ACTIVATED CARBON, INC.
(An Emerging Growth Company)
STATEMENTS OF REVENUE AND EXPENSES - UNAUDITED
MAY 1, 2016 to JUNE 1, 2017

Revenue
	Total Revenues		$0.00

Expenses
	Business Development		$20,000

		Net Loss:	($20,000)

SEE NOTES TO FINANCIAL STATEMENTS

Statement of Shareholders Equity

HATHAWAY ACTIVATED CARBON, INC.
(An Emerging Growth Company)
STATEMENT OF SHAREHOLDERS' EQUITY - UNAUDITED
MAY 1, 2016 to JUNE 1, 2017

	Founding Shareholder	Total
Founding Contribution	$20,000.00	$20,000.00

All Costs	($20,000.00)	($20,000)

Balance, June 1, 2017	$0.00	$0

SEE NOTES TO FINANCIAL STATEMENTS

Statement of Cash Flows

HATHAWAY ACTIVATED CARBON, INC.
(An Emerging Growth Company)
STATEMENT OF CASH FLOWS - UNAUDITED
MAY 1, 2016 to JUNE 1, 2017

Cash Flows From Operating Activities
	Net Loss	($20,000.00)
	Other	$0.00

Cash Flows from Investing Activities
	All Investing Activities	$0.00

Cash Flows From Financing Activities
	All Financing Activities	$0.00

Net Increase In Cash		$0.00

Cash, Beginning May 1, 2016		$20,000.00
Cash, Ending June 2, 2017		$0.00

SEE NOTES TO FINANCIAL STATEMENTS

Notes to Financial Statements

NOTE 1. ORGANIZATION

HATHAWAY ACTIVATED CARBON, INC., a Delaware Stock Corporation was formed in May of 2016.  Upon its organization as a Delaware Stock Corporation, the Company issued TWO MILLION “Founders Shares” of Common Stock Shares to Mr. Kevin Hathaway (One Million Shares, or 50% of the Company’s Issued and Outstanding Common Stock Shares) and Mrs. Laura Hathaway (One Million Shares, or 50% of the Company’s Issued and Outstanding Common Stock Shares).  Mr. Kevin Hathaway and Mrs. Laura Hathaway initially capitalized the Company with prepaid expenses in the amount of $20,000.00 USD.

NOTE 2. BASIS OF ACCOUNTING

The Financial Statements of the Company have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

NOTE 3.  EMERGING GROWTH COMPANY

An “emerging growth company” is defined in the Securities Act and the Exchange Act as an issuer with “total annual gross revenues” of less than $1 billion during its most recently completed fiscal year.  The phrase “total annual gross revenues” means total revenues as presented on the income statement presentation under U.S. GAAP (or IFRS as issued by the IASB, if used as the basis of reporting by a foreign private issuer).  If the financial statements of a foreign private issuer are presented in a currency other than U.S. dollars, total annual gross revenues for purposes of this test should be calculated in U.S. dollars using the exchange rate as of the last day of the most recently completed fiscal year.  In addition, if the financial statements for the most recent year included in the registration statement are those of the predecessor of the issuer, the predecessor’s revenues should be used when determining if the issuer meets the definition of an emerging growth company.

PART III—EXHIBITS

ITEM 17. DESCRIPTION OF EXHIBITS

Exhibit Number	Description
2A.1	Certificate of Formation of Hathaway Activated Carbon, Inc. dated March 23, 2017
4.1	Form of Investor Subscription Agreement

Pursuant to the Securities Act of 1933, this Offering Statement is signed and duly authorized on June 1st, 2017.

Hathaway Activated Carbon, Inc.

Signature:	/s/ Kevin W. Hathaway
By: Mr. Kevin W. Hathaway
Title: Chairman, CEO and Acting President

Signature:	/s/ Laura D. Hathaway
By: Mrs. Laura D. Hathaway
Title: Treasurer